As filed with the Securities and Exchange Commission on  February __, 2006
                                             Registration No. 333-128956
==============================================================================

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                         Form  SB-2/A
                Pre-effective Amendment No.1

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        VIEW SYSTEMS, INC.
          (Name of small business issuer in its charter)

       Nevada                        3812                59-2928366
(State of incorporation) (Primary Standard Industrial  (I.R.S. Employer
                          Classification Code Number)   Identification No.)


                 1550 Caton Center Drive, Suite E
                    Baltimore, Maryland 21227
                    Telephone: (410) 242-8439
  (Address and telephone number of principal executive offices and principal place of business)


                        Gunther Than, CEO
                        View Systems, Inc.
                 1550 Caton Center Drive, Suite E
                    Baltimore, Maryland 21227
                    Telephone: (410) 242-8439
    (Name, address and telephone number of agent for service)

                         ---------------

                            Copies to:
                       Cindy Shy, Attorney
                         Cindy Shy, P.C.
                         P.O. Box 380-236
                        Ivins, Utah 84738
                    Telephone:  (435) 674-1282

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


 THIS COMBINED PROSPECTUS RELATES TO OUR REGISTRATION STATEMENT
                ON FORM SB-2, FILE NO. 333-118043

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any of these securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                                     Proposed
                                     Proposed        maximum
Title of each         Amount         maximum         aggregate   Amount of
class of securities   to be          offering price  offering    registration
to be registered      registered(1)  per unit(2)     price       fee
------------------------------------------------------------------------------

Common Stock       9,439,999       $ 0.138     $ 1,302,719.86   $ 24.91(3)
-----------------------------------------------------------------------------


(1) This registration statement covers the resale by certain selling stockholders of up to an aggregate of 9,439,999 shares of View Systems, Inc. common stock. Of the aggregate shares, 170,000 shares are being carried forward from Form SB-2, File No. 333-118043.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as of January 30, 2006.

(3) The registration fee of $139.39 has been reduced by a filing fee View Systems, Inc. previously paid of $2.80 for the 170,000 shares which are carried forward from the Form SB-2, File No. 333-118043, and by the filing fee of $111.68 that View Systems, Inc. paid with the initial filing of this registration statement.

View Systems, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                            PROSPECTUS

------------------------------------------------------------------------------
|                             SUBJECT TO COMPLETION                          |
| The information in this prospectus is not complete and may be changed.  |
| The selling stockholders   may not sell these securities until the     |
| registration statement filed with the Securities and Exchange Commission | | is effective. This prospectus is not an offer to sell these securities | | and it is not soliciting an offer to buy these securities in any state |
| where the offer or sale is not permitted.                                  |
------------------------------------------------------------------------------

                        View Systems, Inc.
              a Nevada corporation

                9,439,999 shares of common stock
                           ___________

We are registering 9,439,999 shares of our common stock which will be sold by selling stockholders who are named in this prospectus. We will not receive the proceeds from the sale of these common shares.

                                                         Per share  Aggregate
                                                         --------- -----------
      Estimated price to public                          $  0.138  $ 1,302,720
      Estimated average proceeds to selling stockholders $  0.138  $ 1,302,720

                           ____________

             Trading Symbol on the OTC Bulletin Board
                              "VYST"

Common stock prices as reported by the OTC Bulletin Board on January 30, 2006,
               $0.145 high bid and low ask $0.13.

------------------------------------------------------------------------------
         This investment involves a high degree of risk,
  you should review the "Risk Factors" beginning on page 4.
------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                        __________________

           Prospectus dated  February __, 2006

                        TABLE OF CONTENTS


Prospectus Summary.........................................................3
Risk Factors...............................................................4
Use of Proceeds............................................................7
Market for Common Equity...................................................7
Description of Business....................................................9
Property..................................................................17
Legal Proceedings.........................................................17
Management's Discussion and Analysis......................................18
Management................................................................24
Certain Related Transactions..............................................25
Principal Stockholders....................................................26
Description of Securities.................................................27
Selling Stockholders......................................................27
Plan of Distribution......................................................31
Other Information.........................................................32
      Interest of Named Experts and Counsel...............................32
      SEC's Position on Indemnification for Securities Act Liability......32
      Additional Information..............................................33
Changes In and Disagreements With Accountants.............................33
Financial Statements......................................................33

                       PROSPECTUS SUMMARY

                        View Systems, Inc.
                 1550 Caton Center Drive, Suite E
                    Baltimore, Maryland 21227
                    Telephone: (410) 242-8439

 The Company

View Systems, Inc. develops, produces and markets computer software and hardware systems for security and surveillance applications. Our principal products include a concealed weapons detection system, a hazardous material first response wireless video transmitting system and digital video recorder technology. We also offer biometric verification systems, magnetic door locks and central monitoring or video command centers which can be combined with our principal products.

 We are unable to fund our operations on revenues alone and we have incurred losses for the past two fiscal years. Our auditors have expressed substantial doubt that we can continue as a going concern based on these operating losses. Management believes we will incur operating losses for the near future while we continue to develop our sales and marketing channels. We have obtained debt financing that we anticipate will likely cover operating expenses for the first six month of 2006, but we will need to raise an additional $500,000 through equity or debt transactions to continue our operations for the next twelve months.

The Offering

We are registering 9,439,999 common shares to be sold by selling stockholders, who are identified in the "Selling Stockholders" section starting on page 27. We have agreed to register these shares under agreements and transactions we have entered into with the selling stockholders or upon the approval of our board of directors. These agreements and transactions are described in more detail in "Selling Stockholders - Transactions Related to the Selling Stockholders," starting on page 29.

We will not receive any of the proceeds from the sale of the shares which are being registered for the selling stockholders. These shares will be sold from time to time at the total discretion of the selling stockholders. See "Plan of Distribution" starting on page 31 for further details about the possible methods of sale which may be used by the selling stockholders.

Shares of common stock outstanding as of January 31, 2006  90,442,422

Shares of common stock to be registered                     9,439,999

Common stock outstanding after the offering                98,467,421

References in this prospectus to "View Systems," "we," "us," and "our" refer to View Systems, Inc. and its subsidiaries.

        SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission ("SEC") encourages companies to disclose forward-looking information so that investors can better understand future prospects and make informed investment decisions. This prospectus contains these types of statements. Words such as "may," "expect," "believe," "anticipate," "estimate," "project," or "continue" or comparable terminology used in connection with any discussion of future operating results or financial performance identify forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the "Risk Factors" section of this prospectus, as well as any cautionary language in this prospectus, provide examples of these risks and uncertainties.

                           RISK FACTORS

Potential investors should carefully consider the following risk factors before deciding to buy our common stock. Each investor should also consider the other information in this prospectus. Investing in our common stock involves a high degree of risk and you should not invest in our common stock unless you can afford to lose your entire investment.

RISKS RELATED TO THE OFFERING AND OUR STOCK PRICE

      We have not paid cash or stock dividends on our common stock and this may discourage potential investors from purchasing our shares.

Potential investors should not anticipate receiving dividends from our common stock. We intend to retain future earnings to finance our growth and development and do not plan to pay cash or stock dividends. This lack of dividend potential may discourage potential investors who are seeking higher returns on their investments through dividends from purchasing our common stock. This lack of interest from potential investors seeking dividend returns may decrease the pool of investors in the market for the common stock being sold by the selling stockholders.

      The nature of our business makes it difficult to predict our revenues and operating results, which may negatively affect our stock price.

We currently are unable  to fund our operations through revenues generated by product sales and we have consistently incurred losses since our formation. Our revenues and operating results have varied significantly from period to period and it is possible that our quarterly operating results from time to time will be below the expectations of public market investors. In that case, we expect that the price of our common stock would be materially and adversely affected. Although we expect that the development of new sales channels will cause our earnings to become more predictable, our revenues and operating results can be expected to fluctuate somewhat for a variety of reasons beyond our control, including, but not limited to:
..     Changes in the volume or timing of product orders;
..     Competitive pressures resulting in lower selling prices;
..     Purchase order delays by customers subject to prior governmental or regulatory approval for purchases;
..     Our failure to obtain necessary funding to further develop our business plan; and
..     New products and technologies launched by our competitors.

      The future sale of common stock may negatively affect our stock price and pose investment risks.

The market price of our common stock could drop as a result of sales of the common stock in the market after the effective date of this registration statement, or the perception that such sales could occur. We are registering 9,439,999 shares of our common stock and if the selling stockholders attempt to sell their shares into our market at the same time, this could drive down the market price of our common stock. A drop in the market price for our common stock may make it more difficult for us to raise funds through future offerings of our common stock.

     Investors may have difficulty selling our shares due to penny stock rules.

Our common stock is traded on the OTC Bulletin Board and there has not been a large public market for our common stock. We do not know the extent to which investor interest in our stock will lead to the development of an active trading market for our stock, or how liquid that market might be. Also, our common stock qualifies as a "penny stock" under the Penny Stock Suitability Reform Act of 1990 based on its market value and our net tangible assets. The liquidity of penny stock is affected by specific disclosure procedures that must be followed by all broker and dealers related to a penny stock transaction. The rules require delivery by brokers and dealers of a disclosure schedule before any transaction in a penny stock. The broker and dealers must determine the suitability of the stock for a particular customer and obtain a written agreement from the customer to purchase the stock. In addition, the SEC recently adopted new regulations which require a two-business day delay prior to execution of a trade in a penny stock by a broker and dealer. These additional requirements affect the timing of purchases and sales by investors.


RISKS RELATED TO OUR BUSINESS

      Our independent auditors have expressed substantial doubt whether we can continue as a going concern.

We have incurred ongoing operating losses and do not currently have financing commitments in place to meet expected cash requirements for the next twelve months. Our net loss for the nine month period ended September 30, 2005 was $454,650 and our net loss for the year ended December 31, 2004 was $1,186,478. Our retained deficit was $16,146,146 at the nine month period ended September 30, 2005. We are unable to fund our day-to-day operations through revenues alone and management believes we will incur operating losses for the near future while we expand our sales channels. While we have expanded our product line and expect to establish new sales channels, we may be unable to increase revenues to the point that we attain and are able to maintain profitability. As a result we rely on private financing to cover cash shortfalls.

      We need additional external capital and may be unable to raise it.

Based on our current growth plan we believe we may require approximately $500,000 in additional financing within the next twelve months to develop our sales channels. Our success will depend upon our ability to access equity capital markets and borrow on terms that are financially advantageous to us. However, we may not be able to obtain additional funds on acceptable terms.
If we fail to obtain funds on acceptable terms, then we might be forced to delay or abandon some or all of our business plans or may not have sufficient working capital to develop products, finance acquisitions, or pursue business opportunities. If we borrow funds, then we could be forced to use a large portion of our cash reserves, if any, to repay principal and interest on those loans. If we issue our securities for capital, then the interests of investors and stockholders will be diluted.

   We may not be able to satisfy the debt incurred under the promissory notes.

Our agreement to sale promissory notes to investors will result in debt of $500,000 at 8% interest. We have reported losses for the past two fiscal years and we anticipate that our operating cash flow, together with funds derived from private financing will be sufficient to meet anticipated operating expenses for the next six months. However, the debt is payable by December 31, 2006 and we may not be able to satisfy the debt when it comes due. If we are unable to satisfy the debt we could attempt to restructure or refinance our indebtedness with additional private financing. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

      We are currently dependent on the efforts of resellers for our continued growth and must expand our sales channels to increase our revenues and further develop our business plans.

We are in the process of developing and expanding our sales channels, but we expect overall sales to remain down as we develop these sales channels. We are actively recruiting additional resellers and dealers and have hired in-house sales personnel for regional and national sales. We must continue to find other methods of distribution to increase our sales. If we are unsuccessful in developing sales channels we may have to abandon our business plan.

      We may not be able to compete successfully in our market because we have a small market share and compete with large national and international companies.

We estimate that we have less than a 1% market share of the surveillance and weapons detection market. We compete with many companies that have greater brand name recognition and significantly greater financial, technical, marketing, and managerial resources. The position of these competitors in the market may prevent us from capturing more market share. We intend to remain competitive by increasing our existing business through marketing efforts, selectively acquiring complementary technologies or businesses and services, increasing our efficiency, and reducing costs.

      Our revenues are dependent in part upon our relationships and alliances with government agencies and partners.

While we own exclusive licenses for the SecureScan technology, we are dependent upon the continuation of the ongoing contract between the Department of Energy and National Institute of Justice for continuations and improvements to the concealed weapons detection technology. We are also reliant upon the Department of Energy and National Institute of Justice for continuations and improvements to the Visual First Responder. If either of these entities should discontinue its operations or research and development we may lose our competitive edge in our market.

      We must successfully introduce new or enhanced products and manage the costs associated with producing several product lines to be successful.

Our future success depends on our ability to continue to improve our existing products and to develop new products using the latest technology that can satisfy customer needs. For example, our short term success will depend on the continued acceptance of the Visual First Responder and the SecureScan portal product line. We cannot be certain that we will be successful at producing multiple product lines and we may find that the cost of production of multiple product lines inhibits our ability to maintain or improve our gross profit margins. In addition, the failure of our products to gain or maintain market acceptance or our failure to successfully manage our cost of production could adversely affect our financial condition.

   Our directors and officers are able to exercise significant influence over matters requiring stockholder approval.

Currently, our directors and executive officers collectively hold approximately 58.8% of the voting power of our common and preferred stock entitled to vote on any matter brought to a vote of the stockholders. Specifically, Gunther Than, our CEO, holds approximately 57.0 % of the total voting power as of the date of this prospectus. Pursuant to Nevada law and our bylaws, the holders of a majority of our voting stock may authorize or take corporate action with only a notice provided to our stockholders. A stockholder vote may not be made available to our minority stockholders, and in any event, a stockholder vote would be controlled by the majority stockholders. As a result, our minority stockholders may not have the opportunity to approve or consent to corporate actions or other transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control.

Failure to achieve and maintain effective internal controls in accordance with
Section 404 of the Sarbanes-

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


Oxley Act could lead to loss of investor confidence in our reported financial information.

Pursuant to proposals related to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-KSB for the fiscal year ending December 31, 2007, we will be required to furnish a report by our management on our internal control over financial reporting. If we cannot provide reliable financial reports or prevent fraud, then our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

In order to achieve compliance with Section 404 of the Act within the prescribed period, we will need to engage in a process to document and evaluate our internal control over financial reporting, which will be both costly and challenging. In this regard, management will need to dedicate internal resources, engage outside consultants and adopt a detailed work plan.

During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud.

                         USE OF PROCEEDS

We are registering the shares for the benefit of the selling stockholders and they will sell the shares from time to time under this prospectus. We will not receive the proceeds from the shares sold by the selling stockholders. We will pay the costs of this offering, with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares.

                     MARKET FOR COMMON EQUITY

MARKET INFORMATION

Our shares of common stock are traded on the NASD OTC Bulletin Board under the symbol "VYST." The following table lists the range of the quarterly high and low bid prices of our common stock in the over-the-counter market for each quarter for the two most recent fiscal years. The high and low bid prices were reported by the OTC Bulletin Board Historical Data Service. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-downs or commissions, and may not necessarily represent actual transactions.

      Year    Quarter Ended           High Bid      Low Bid
      ----    -------------           --------      -------

      2004    March 31                $  0.37       $ 0.18
              June 30                    0.33         0.115
              September 30              0.145         0.06
              December 31                0.24         0.09

      2005    March 31                $ 0.165       $ 0.061
              June 30                   0.078         0.046
              September 30               0.46         0.055
           December 31               0.285         0.152

Our common shares are subject to Section 15(g) and Rule 15g-9 of the Securities and Exchange Act of 1934 (the "Exchange Act"), commonly referred to as the "penny stock" rule. The rule defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rule provides that any


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

equity security is considered to be a penny stock unless that security is:
..     registered and traded on a national securities exchange meeting specified criteria set by the SEC;
..     issued by a registered investment company; or
..     excluded from the definition on the basis of share price or the issuer's net tangible assets.

These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability of stockholders to sell their shares. The rules require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to make a special suitability determination about the purchaser before for the purchase of the security. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse, and certain institutional investors. The rules require the broker-dealer to receive the purchaser's written consent to the transaction prior to the purchase and require the broker-dealer to deliver a risk disclosure document relating to the penny stock prior to the first transaction. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent to purchasers disclosing recent price information for the penny stocks.

HOLDERS

 As of January 31, 2006 we had 348 stockholders of record, which does not include "street accounts" of securities brokers that we estimate to be approximately 4,500.

DIVIDENDS

We have not paid cash or stock dividends, have no present plan to pay any dividends, and payment of any cash dividends on our common stock is unlikely. Instead, we intend to retain any earnings to finance the operation and expansion of our business

                     DESCRIPTION OF BUSINESS

HISTORICAL DEVELOPMENT

View Systems was incorporated in Florida on January 25, 1989, as Beneficial Investment Group, Inc. and became active in September 1998 when we began development of our digital video product line and changed the company's name to View Systems, Inc. Starting in 1999 we expanded our business operations through a series of acquisitions of technologies we use in our digital video recorder technology products and in our concealed weapons technology.

On July 25, 2003, View Systems incorporated View Systems, Inc. as a wholly-owned Nevada corporation for the sole purpose of changing the domicile of the company from Florida to Nevada. On July 31, 2003, articles of merger were filed with the state of Nevada to complete the domicile merger.

OUR BUSINESS

 View Systems, Inc. develops, produces and markets computer software and hardware systems for security and surveillance applications. In 1998 digital video recorder technology was our first developed product and we enhanced this product line by developing interfaces with other various technologies, such as facial recognition, access control cards and control devices such as magnetic locks, alarms and other common security devices. In 2003 we sold this product to places like the Ronald McDonald house, the University of Maryland Medical Center, and restaurants and car dealers.

We expanded our product line in 2002 to include a concealed weapons detection system we call SecureScan. We sell this product to schools, municipal buildings, court houses, and correctional facilities in the MidAtlantic states, the West Coast and the South. In 2003 we added a hazardous material first response wireless video transmitting system to our product line we refer to as Visual First Responder. We sell these units to first responder units such as the National Guard, police departments and fire departments.

Until 2005 we assembled all of our products in-house, but we currently contract with third party manufacturers to manufacture the SecureScan and Visual First Responder products.

Products and Services

      SecureScan Concealed Weapons Detection System

We acquired exclusive licenses to manufacture, use, sub-license and distribute technology and processes for the concealed weapons detection technology and the first response wireless video transmitting system from Bechtel BWXT Idaho,
LLC.   Bechtel BWXT Idaho, LLC manages and operates the U.S. Department of
Energy's Idaho National Engineering and Environmental Laboratory ("Idaho Engineering Lab"). The development of the concealed weapons detection technology was funded by the National Institute of Justice and development was performed by the Idaho Engineering Lab. The SecureScan concealed weapons detection technology was patented by the Department of Energy and approved by the Federal Aviation Administration. View Systems owns the exclusive worldwide rights to the SecureScan technology and ongoing improvements currently being funded by the National Institute of Justice.

This product is a walk-through concealed weapons detector which uses sensing technology and artificial intelligence algorithms to accurately pinpoint the
location, size and number of concealed weapons.   The control unit for
this walk-through portal is a personal computer based unit which receives magnetic and video information and combines it in a manner that allows the suspected location of the weapon to be stored electronically and referenced. SecureScan products are distributed in two basic configurations; stand-alone units and integrated door systems.

Concealed weapons detection systems are used in a wide range of situations in order to provide added security against violent crimes. In addition to the well-known use of concealed weapons detection systems in public airports, such weapons detection systems are increasingly being used in court houses, schools and other public/governmental

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


facilities that may be subject to threats or attacks by various members of the public. Our marketing efforts and sales have been to courthouses, schools, correction facilities, and other public/governmental facilities, rather than public airports.

One commonly used concealed weapons detection system is the electromagnetic induction system. Essentially an electromagnetic induction system operates by periodically broadcasting an electromagnetic pulse or series of pulses, usually in the kilohertz range. The transmitted electromagnetic pulse induces an electrical current, or currents, in electrically conductive objects contained within the sensing area. The induced electrical current or currents create their own electromagnetic signals which are then detected by a suitable detector associated with this type of weapons detection system.

While electromagnetic induction systems of the type described above have been used for decades as concealed weapons detection systems, they are not without their problems. For example, such electromagnetic induction systems are generally sensitive to the overall size, i.e., surface area of the object, not its mass. Consequently, small, compact, but massive objects, such as a small pistol, may not produce a "signature" that is significantly larger than the signature produced by a light weight object of the same size, such as keys or pocket change. Another problem associated with electromagnetic induction systems is related to the fact that electromagnetic systems are sensitive to electrically conductive objects, regardless of whether they are magnetic or non-magnetic. That is, electromagnetic systems tend to detect non-magnetic objects, such as pocket change, just as easily as magnetic objects, such as weapons. Consequently, electromagnetic systems tend to be prone to false alarms. In many circumstances, such false alarms need to be resolved by scanning the suspect with a hand-held detector in order to confirm or deny the presence of a dangerous weapon.

Our SecureScan system differs from electromagnetic induction systems because the SecureScan system uses passive magnetic technology. When an object of a specific ferro-magnetic mass passes by the magnetic sensors the surrounding magnetic field is altered. The software calculates the difference between the magnetic field strength with the object in the magnetic field inside the sensors' range and the normal magnetic field strength. Then the system displays the results in graph format on a video display unit. Since the SecureScan technology does not use transmitters to produce electromagnetic induction, stray energy that can cause false alarms does not exist.

The SecureScan portal uses an array of advanced magnetic sensors, each with internal digital signal processors. The sensors communicate with the control
unit's software which spatially places identified magnetic anomalies   and
visually places the location of the potential threat object with a red dot that is superimposed over a real time snapshot image of the person walking through the portal. Along with the snapshot, a graph displays the sensor data which automatically scales the signal strength of the individual sensors and cross-references them to the video image. All of this information is brought together on a video screen that displays the image of the person, the location of the weapon(s) and the size of the weapon(s), depending on the intensity of the magnetic signature. The visual image allows the operator to determine what the object is without the need to conduct a personal search to locate the object and look at it.

The SecureScan technology discriminates weapons from non-weapons by assuming that possible threat objects will have ferromagnetic composition. The SecureScan system promotes smooth traffic flow because it only detects the types of ferrous metals commonly found in guns and knives, rather than personal possessions such as coins, keys or belt buckles. This capability reduces false alarms and eliminates the need to use hand wands or resort to a personal search. In addition, the sensor settings can be adjusted to allow the detection of high composite pistols, titanium and stainless steel guns, and box cutters. Body cavity object identification is also available, as well as locating objects that have been covered or masked with aluminum foil or other materials. The SecureScan system operates faster than ordinary metal detectors and can scan as high as 1,500 persons per hour.

The SecureScan weapons detection system can be controlled via a central monitoring station using a Windows(TM) operating system and Pentium(TM) hardware. This can include additional closed-circuit television, two-way voice communication, door interlock, card-key and other biometric identification or access control components. The functionality of the SecureScan portal is increased by access control, database recording, video capture and archiving of images.

In 2004 we introduced the SecureScan product to the venue and stadium market. In February 2005 we tested the SecureScan at the pre-game venues of the Super Bowl football game in Jacksonville, Florida. Our product was well received for throughput and ease of use. During that installation, the portal scanned up to 3,000 to 4,000 people and at various times throughput ranged from approximately 600 to 1,200 persons per hour. There were 384 alarms triggered by the sensitivity threshold, which is a small number compared to the number of people scanned.

During 2005 we contracted with the University of Northern Florida to design new sensor boards for the SecureScan product which has allowed us to reduce the installed sensor cost by a factor of four. The new lower costs allow us to offer price points to the market which compete directly with traditional metal detectors. We sell these units for an average retail price of
approximately $10,000 with a one year extended warranty.   We feel the new
reduced price points and enhanced interface abilities will allow us to be more competitive, along with the advantages of three to four times the throughput rate, non-contact imaging and permanent visual storage, and a log of all individuals scanned.

     Visual First Responder

In December 2003 View Systems obtained exclusive licensing and marketing rights for the HAZMAT CAM technology from the U.S. Department of Energy's Idaho National Engineering and Environmental Laboratory. We initially marketed this product as FirstView Wireless Camera System, then changed the name to Visual First Responder.

Visual First Responder is a lightweight, wireless camera system housed in a tough, waterproof flashlight body. The camera system sends back real-time images to a computer or video monitor at the command post located outside the exclusion zone or containment area. Visual First Responder is able to transmit high quality video in the most difficult environments. It uses a patented triple-diversity antenna system that minimizes signal distortion in urban environments. Traditional wireless videos use one antenna and a single receiver. The problem with this configuration is that signals multi-path, which means they bounce off other structures, like buildings, file cabinets, etc., on the way to the receiver. This multi-pathing causes interference and seriously degrades the video images. The Visual First Responder receiver seeks the strongest signal from each of the three antennas and locks in that signal, resulting in a more reliable and clearer image.

The image received from the Visual First Responder monitor or on the Visual First Responder color LCD monitor, and can be easily recorded using a common camcorder or VCR with video input. The camera can be completely submerged for fast and easy decontamination. We also offer a unit with 360 degree coverage of a target area.

Visual First Responder also uses Extension Link which is a separate transmitter and receiving system that increases the operating range of the Visual First Responder. The Extension Link has field-selectable channels to avoid interference at longer distances. We have also incorporated a video encryption feature that allows first responders to transmit on-scene video to the command post without the data being intercepted by unwanted parties.

The complete Visual First Responder fully deployed by one person in a stand alone configuration in less than 10 minutes. The system is battery operated and can operate for eight continuous hours using one set of spare camera batteries. We sell this base product for approximately $18,000 retail, but the cost can be as high as $30,500 depending on additional special features such as the extension link and encryption capabilities.

We have entered into a cooperative research and development agreement with the Idaho Engineering Lab for the Visual First Responder. This agreement allows us to use the research and development resources of the Idaho Engineering Lab to further develop the technology as driven by customer need. The cooperative research and development agreement provides a means for View Systems to efficiently continue to offer state of the art technology, yet concentrate on its marketing and manufacturing operations.

      ViewMaxx Digital Video System

ViewMaxx is a high-resolution, digital video recording and real-time monitoring system. This system can be scaled to meet a specific customer's needs by using anywhere from one camera up to 16 surveillance cameras per each ViewMaxx unit. The system uses a video capture card recording which translates closed-circuit television analog video data (a format normally used by broadcasters for national television programs) to a computer readable digital format to be stored on direct access digital disk devices rather than the conventional television format of video tape.

 ViewMaxx offers programmable recording features that can eliminate the unnecessary storage of non-critical image data. This ability allows the user to utilize the digital disk storage more efficiently. The ViewMaxx system can be programmed to satisfy each customer's special requirements, be it coverage which is continuous, or only when events are detected. For example, it can be programmed to begin recording when motion is detected in a surveillance area, or a smaller field of interest within the surveillance area, and can be programmed to notify the user with an alarm or message.

Viewing of the stored digital images can be performed locally on the computer's video display unit or remotely through the customer's existing telecom systems or data network. It also uses a multi-mode search tool to quickly play back files with simple point and click operations. The search mode parameters can be set according to a specific monitoring need, such as: certain times of day, selected areas of interest in the field of view or breaches of limit areas. These features and abilities avoid the need to review an entire, or many, VCR tapes for a critical event.

Our ViewMaxx products include the following features:
..     Use any and all forms of telecommunications, such as standard telephone lines;
..     Video can be monitored 24 hours a day by a security monitoring center;
..     Local and remote recording, storage and playback for up to 28 days, with optional additional storage capability;
..     The system may be set to automatically review an area in a desired camera sequence;
..     Stores the video image according to time or a criteria specified by the customer and retrieves the visual data selectively in a manner that the customer considers valuable or desirable;
..     The system may trigger programmed responses to events detected in a surveillance area, such as break-ins or other unauthorized breaches of the secured area;
..     Cameras can be concealed in ordinary home devices such as smoke detectors;
..     The system monitors itself to insure system functionality with alert messages in the event of covert or natural interruption; and
..     Modular expansion system configuration allows the user to purchase add-on components at a later date.

 Depending on the features of a particular system the retail price can range from approximately $1,500 up to $6,500.

      Additional Products

We also offer integration of other products with SecureScan or ViewMaxx. Biometric verification is a system for recognizing faces and comparing them to known individuals, such as employees or individuals wanted by law enforcement agencies. This product can be interfaced with SecureScan and/or ViewMaxx to limit individual access to an area. SecureScan and/or ViewMaxx can be coupled with magnetic door locks to restrict access to a particular area. We also offer a central monitoring or video command center for SecureScan or ViewMaxx products.

In addition, we offer support services for our products which include:
..     On site consulting/planning with customer architect and engineers,
..     Installation and technical support,
..     Training and "Train the Trainer" programs, and
..     Extended service agreements.

Markets

Our family of products offers government and law enforcement agencies, commercial security professionals, private businesses and residential consumers an enhanced surveillance and detection capacity. Management has chosen to avoid the air passenger traffic and civilian airport market for metal detection because we believe that a larger market exists in venues such as sporting events, concerts, and race tracks, and schools, courthouses and municipal buildings, and law enforcement agencies.

Commercial business users represent the greatest potential users of our surveillance and weapons detection products. Commercial businesses have already realized the need for surveillance and using access control devices for protection of employees, customers, and assets. Our products can curtail crime and prevent loss caused by employees and others. The market for surveillance technology includes many types of commercial buildings; including, hospitals, schools, museums, retail, manufacturing and warehousing facilities.

Our SecureScan products and technology can be used where there is a temporary requirement for real-time weapons detection devices in areas where a permanent installation is cost prohibitive or impractical. For example, our SecureScan portal could be set up for special events, concerts, and conventions. Our systems may reduce the need for a large guard force and can provide improved pedestrian traffic flow into an event because individuals can be scanned quickly and false alarms are reduced.

Schools have been very receptive and enthusiastic about the SecureScan portal and its integration with School Technology Management's Comprehensive Attendance/Security System. In early October 2003 we announced an alliance with School Technology Management, Inc. to integrate and market its products with ours. School Technology Management developed the Comprehensive Attendance, Administration and Security System ("Comprehensive Attendance/Security System"), which is designed to use a magnetic card swipe system to monitor identification of students entering a school and to verify each student's attendance. School Technology Management combined our SecureScan portal with its card swipe system.

With the combined technology a student enters the portal and is scanned for any threat objects and his or her identity is concurrently confirmed to school security officers. During the spring semester of 2004, a subcontractor of the National Institute of Justice conducted a study of the effectiveness of the SecureScan portal in a school environment and the results were positive. The combined technology has been tested in schools in New York and Philadelphia and we have received very positive responses from those tests and have experienced increased inquiries about our products and increased purchase
orders as a result of these tests.   Management estimates that there are
over 120,000 schools in the United States that may have problems with violence, truancy and other safety considerations, which may be addressed by the combined technology.

In addition to school security, the gathering of video and data images and weapons detection is commonplace in law enforcement. Because our technology can be used for stakeouts and remote monitoring of areas, we believe there is a market potential with law enforcement agencies. A primary market for our SecureScan portal is federal and state government courthouses, county and
municipal buildings,  and correctional facilities.   We have installed
our SecureScan weapons detection products in a variety of court house situations. The Visual First Responder product's market includes state National Guard units and first response agencies, such as; firemen, police swat and homeland security response teams.

The residential home security user may purchase our products from either commercial companies installing self-contained or centrally monitored systems, or directly from retail distribution centers. However, at this time we do not have retail agreements in place. Using our technology, individuals may run their own perimeter and interior surveillance systems from their own home computer. Real-time action at home can be monitored remotely through a modem and the Internet. There is also the capability to make real-time monitors wireless. An additional advantage of our technology is that it allows for the storage of information on the home computer and does not require a VCR. This capability may reduce the expense and time of the home installation and may make installation affordable for a majority of homeowners.

Manufacturing

 We initially manufactured the SecureScan portal internally at our facilities in Baltimore, Maryland. During the second quarter of 2004 we set up a complete manufacturing line in the Baltimore, Maryland facility for building, testing and further development of the Visual First Responder product. In August 2005 we contracted with Inter-Connect Electronics, Inc. to manufacture and assemble our Visual First Responder units. We also contracted with Sports Field Specialties, LLC, an experienced manufacturer, to build the SecureScan product line. These manufacturing agreements have allowed us to reduce our current backlog for our product lines and also cut our labor cost.

Our third party manufacturers create several of the hardware components in our systems and assemble our systems by combining other commercially available hardware and software together with our proprietary software. We hold licenses for software components that are integrated into our proprietary software and installed in our systems. We believe that we can continue to obtain components for our systems at reasonable prices from a variety of sources. Although we have developed certain proprietary hardware components for use in our products and purchased some components from single source suppliers, we believe similar components can be obtained from alternative suppliers without significant delay.

Sales and Distribution

 We are in the process of building a United States domestic network of manufacturing representatives and dealers for the sale and distribution of our products. We are seeking security consultants, specifiers and distributors of security and surveillance equipment that sell directly to schools, courthouses, government and commercial buildings. We hired four in-house regional sales persons and intend to develop a national sales channel model and a distributor development program.

We use mailings and telephone calls to contact potential representatives in a geographical area with the intent to arrange a demonstration of our products to these persons. We attend region specific trade shows such as sheriff's conventions, court administrators meetings, civil support team and state police shows. Then we demonstrate or give trial offers in the area until a sale is completed. Once we have completed a sale in a specific market area, then we expand that market by contacting correctional facilities, courthouses and other municipal buildings. We ship our products to the customer and each product has an unconditional 30 day warranty, during which time the product can be returned for a complete refund.

We have ongoing reseller arrangements with small- and medium-sized domestic and international resellers. Our reseller agreements grant a non-exclusive right to the reseller to purchase our products at a discount from the list price and then sell them to others. These agreements are generally for a term of one year and automatically renew for successive one-year terms unless terminated by notice or in the event of breach.

 We also have experienced international interest from security related
resellers and system integrators.   However, sales and shipments to
overseas are regulated by federal guidelines for export. Previously, we had chosen not to pursue international markets, but are now evaluating potential sales in the Middle East. We intend to continue our focus on domestic markets which are less expensive to support and maintain.

Backlog

As of  December 31, 2005, we had a backlog of $200,000, down from $700,000
at September 30, 2005.   We measure backlog as orders for which a purchase
order or contract has been signed or a verbal commitment for order or delivery has been made, but which has not yet been shipped and for which revenues have not been recognized. We typically ship our products months after receiving an order. However, we are attempting to shorten this lead time to several weeks. Also, product shipments may require more lead-time and may be delayed for a variety of reasons beyond our control, including:
..     additional time necessary to conduct product inspections prior to shipping,

..     design or specification changes by the customer,
..     the customer's need to prepare the site, and
..     delays caused by other contractors on the project.

Competition

We believe the introduction of digital technology to video surveillance and security systems is our market opportunity. We believe that many of the established closed-circuit television companies have approached the design of their digital closed-circuit television products from the standpoint of integrating their digital products to existing security and surveillance product offerings. These systems are closed, not easily integrated with other equipment and not capable of upgrades as technology improves. We have designed our systems such that they are open, compatible with other digital and analog systems, and adaptable to technological advances that will inevitably occur with digital technology. In addition, we have evaluated price point competition and to ease the financial burden for schools and other customers with budget constraints, we accept a down payment with remaining payments due monthly for an agreed upon term.

The markets for our products are extremely competitive. Competitors include a broad range of companies that develop and market products for the identification and video surveillance markets. In the weapons detection market, we compete with Ranger Security Scanners, Inc. and Garrett Electronics, Inc. in the United States, and an Italian company, CEIA SpA, which has the most sophisticated electromagnetic induction product. In the video surveillance market we compete with numerous VCR suppliers and digital recording suppliers, including, Sensormatic Corporation and NICE Systems, Ltd. and Integral Systems.

Trademark, Licenses and Intellectual Property

Certain features of our products and documentation are proprietary and we rely on a combination of patent, contract, copyright, trademark and trade secret laws and other measures to protect our proprietary information. We limit access to, and distribution of, our software, documentation and other proprietary information. As part of our confidentiality procedures, we generally enter into confidentiality and invention assignment agreements with our employees and mutual non-disclosure agreements with our manufacturing representatives, dealers and systems integrators. Notwithstanding such actions, a court considering these provisions may determine not to enforce such provisions or only partially enforce such provisions.

The SecureScan concealed weapons detection technology involves sensing technology and data acquisition/analysis software subsystems that have patents pending or issued to the U. S. Department of Energy. We hold an exclusive license, D.O.E. License No. 03-LA-18, to commercialize, manufacture and market the concealed weapons detection technology. However, since the intellectual property was developed by the federal government under a grant from the National Institute of Justice, the patents belong to the government and we pay royalties of 2% of the net sale price per SecureScan unit sold. We also hold the exclusive license, D.O.E. License No. 03-LA-20, for the Visual First Responder technology and pay royalties of 4% of the net sale price per each Visual First Responder unit sold.

Governmental ownership of the patents is advantageous because the government has prosecution and stewardship responsibilities for the life of the patents.
 We enjoy the benefit of any continuations and improvements to the concealed weapons detection technology performed by the government under the ongoing contract between the Department of Energy and National Institute of Justice. Our exclusive marketing agreement allows us to have cutting edge technology without funding the research and development or patent applications.

We have obtained software licensing agreements for
..     software operating systems components,
..     for facial recognition to possibly integrate into our proprietary software, and
..     integration of commercially available operating systems software into our proprietary software for installation into our products.

Because the software and firmware (software imbedded in hardware) are in a state of continuous development, we have not filed applications to register the copyrights for these items. However, under law, copyright vests upon creation of our software and firmware. Registration is not a prerequisite for the acquisition of copyright rights. We take steps to insure that notices are placed on these items to indicate that they are copyright protected. The copyright protection for our software extends for the 20-year statutory period from the date of first "publication," distribution of copies to the general public, or from the date of creation, whichever occurs first.

We provide software to end-users under non-exclusive "shrink-wrap" licenses, which are automatic licenses executed once the package is opened. This type of license has a perpetual term and is generally nontransferable. Although we do not generally make source code available to end-users, we may, from time to time, enter into source code escrow agreements with certain customers. We have also obtained licenses for certain software from third parties for incorporation into our products.

Government Regulation

We are not subject to government regulation in the manufacture of our products or the components in our products. However, our products are subject to certain government restrictions on sales to "unfriendly" countries and countries designated as adversarial, which may limit our sales to the
international market.   In addition, our resellers and end users may be
subject to numerous regulations that stem from surveillance activities. We also benefit from the recent "made in America" trade laws where non-United States manufactures must secure waivers in order to sell security and surveillance products to United States domestic end-users.

Security and surveillance systems, including cameras, raise privacy issues and our products involve both video and audio, and added features for facial identification. The regulations regarding the recording and storage of this data are uncertain and evolving. For example, under the Federal wiretapping statute, the audio portion of our surveillance systems may not record people's conversations without their consent. Further, there are state and federal laws associated with recording video in non-public places.

Research and Development

For the year ended December 31, 2004 and 2003, we did not record research and development expense. We have cooperative research arrangements with the Department of Energy to receive technical assistance and further enhancements of the concealed weapons detection technology and Visual First Responder technology that are performed by the Department of Energy and the National Institute of Justice. We also contract with engineers and other third parties to develop or vary the design of our products and we record these expenses under professional fees.

Employees

We employ 12 persons, including four sales executives, four engineers and two office personnel. Two persons are part-time and we also contract with two independent contractors who devote a majority of their work to a variety of our projects. Our employees are not presently covered by any collective bargaining agreement. Our relations with our employees are good, and we have not experienced any work stoppages.

Reports to Security Holders

We are required to comply with the reporting requirements of Section 12(g) of the Exchange Act and must file annual, quarterly and other periodic reports with the SEC, as well as proxy and information statements. The public may read and copy any materials we file with the SEC, including copies of this registration statement at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. We are an electronic filer and copies of our periodic reports and other information filed with the SEC should be available through the Internet by using the SEC's EDGAR database which may be found at http://www.sec.gov. We also have an Internet web site at www.viewsystems.com.

                             PROPERTY

We lease 4,600 square feet of office space in Baltimore, Maryland. The lease term is three (3) years beginning on October 1, 2005, and expiring on September 30, 2008. The base rent is approximately $3,000 per month subject to an annual escalator of 3%. Management believes this facility will suit our needs for the future.

                        LEGAL PROCEEDINGS

As of the date of this prospectus we are not a party to any material legal proceedings.

               MANAGEMENT'S DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

 Our product lines are related to surveillance, detection and security. Management believes that heightened attention to terrorism and other security threats in the United States and spending by the United States government on Homeland Security will continue to drive growth in the market for security products.

During the first quarter of 2004 we increased our product lines when we entered into a cooperative research and development agreement with the Idaho Engineering Lab for our Visual First Responder. During the second quarter of 2004 we set up a complete manufacturing line in our Baltimore, Maryland facility for building, testing and further development of the Visual First Responder product. In August 2005 we contracted with Inter-Connect Electronics, Inc. to manufacture and assemble our Visual First Responder units.

In 2004 we worked diligently to make engineering design changes to the SecureScan product to accommodate the price points required by competitive pressures. In 2005 we contracted with the University of Northern Florida to design new sensor boards for the SecureScan product which allowed us to reduce the installed sensor cost by a factor of four. The new lower costs allow us to offer price points to the market which compete directly with traditional metal detectors. We believe the new reduced price points and the enhanced interface abilities of our products will allow us to be more competitive. We also contracted with Sports Field Specialties, LLC, an experienced manufacturer, to build the SecureScan product line. These manufacturing agreements allowed us to reduce our backlog for our product lines and decreased our labor cost.

During 2005 we have continued to provide live demonstrations of our SecureScan product at sporting and entertainment venues, expos, and at state corrections facilities. We also have provided demonstrations of our Visual First Responder for police and civil support teams. These demonstrations have raised interest in our products and resulted in increased orders of our products.

During 2005 we continue to establish new partnerships, add active resellers and dealers and we hired four sales representatives to build a United States domestic network for the sale and distribution of our products within the 48 states. However, we cannot assure you that we will be able to develop these sales and distribution channels to a level which will result in increased revenues or continued profitability.

 For the next twelve months our primary challenge will be to more fully develop our sales and distribution network for the United States. We intend to increase sales by offering demonstrations of our products in specific geographical areas to potential customers or at region specific trade shows, such as sheriff's conventions, court administrators' meetings, civil support team, state police shows and dealers shows. When a demonstration results in a sale of one of our products, then we will attempt to expand that market by contacting other potential customers in the area, such as, correctional facilities, courthouses and other municipal buildings. After several sales in a particular geographic area management will decide whether it is appropriate to open a sales and service office.

LIQUIDITY AND CAPITAL RESOURCES

 We have incurred losses for the past two fiscal years and had a net loss of $1,186,478 at December 31, 2004, and a net loss of $454,650 for the nine month period ended September 30, 2005. We also were in default on our debt obligations and did not have financing commitments in place to meet our expected cash requirements. Our auditors have expressed substantial doubt that we can continue as a going concern based on these operating losses. Management intends to focus our efforts on development of our sales and marketing channels in order to increase our revenues. However, management also believes we will incur operating losses for the near future and will need to rely on private financing to satisfy our cash requirements.

Historically we have relied on private financing to supplement our revenues. For the year ended December 31, 2003 ( "2003 year") we recorded revenues of $569,952 and received $817,820 in debt financing and $508,550 in proceeds from sales of our common stock. For the year ended December 31, 2004 ("2004 year"), we recorded revenues of $476,319, received $933,800 from debt financing, $157,900 from sales of common stock and advances totaling $132,000 from Gunther Than, our CEO.

In September 2005 and December 2005 we entered into private financing agreements, discussed below, to pay off debt and cover cash shortfalls for the short term; however, we must improve our sales and marketing channels to increase our revenues to be able to service these obligations. For the long term, management expects that the development of our sales and marketing channels will increase our revenues; however, we will need to continue to raise additional funds through private financing and sales of our common stock, as needed.

Management believes that it will be essential to continue to raise additional capital, both internally and externally, to compete in our markets. We cannot assure you that we will be able to obtain financing on favorable terms and we may be required to further reduce expenses and scale back our operations.
If revenues do not increase to a level to support operations, then we may consider additional private financing within the next six months.

COMMITMENTS AND CONTINGENT LIABILITIES

Our base rent for operating leases related to our principal office and manufacturing facility is approximately $2,870 per month, with an
annual rent escalator of 3%.   At December 31, 2004, future minimum payments
for operating leases related to our office and manufacturing facility were $19,964 through 2006.

 Our total current liabilities of $310,885 at September 30, 2005 included accounts payable of $148,500, accrued expenses of $15,238, accrued interest of $74,100 and notes payable of $73,047.

At December 31, 2004 we were in default on our debt obligations. On September 22, 2005, we arranged for three accredited investors to pay notes payable of $237,357 that we owed to Niki Group, LLC and Compass Equity Partners LLC. In consideration for the pay-off our board of directors authorized the issuance of an aggregate of 2,390,000 shares to three investors. Starr Consulting, Inc. received 597,500 shares for $60,000 paid on the debt; Power Network, Inc. received 597,500 shares for $60,000 paid on the debt; and YT2K, Inc. received 1,195,000 shares for $120,000 paid on the debt.

Subscription Agreement

In December 2005, we entered into a Subscription Agreement with three accredited investors; Starr Consulting, Inc., Active Stealth, LLC, and KCS Referral Service LLC (the "Subscribers"). We agreed to sale and the Subscribers agreed to purchase convertible promissory notes and warrants. The Subscribers agreed to purchase up to an aggregate of $500,000 of 8% promissory notes convertible into shares of our common stock at a per share conversion price of $0.10. The notes are due and payable by December 31, 2006. The Subscribers agreed to purchase the promissory notes over a 5 month period in $100,000 per month installments. On January 3, 2006, we closed the first $100,000 installment.

The agreement requires that we register the underlying shares of the convertible promissory notes and warrants and it is likely that this debt may be converted into common stock. We must increase our authorized common stock in order to have sufficient shares to issue the 10,000,002 shares of common stock required if all the promissory notes are converted and the warrants exercised. We negotiated an agreement the Subscribers that allows us to delay the registration requirement for the underlying common stock for the warrants until such time as we have increased our authorized common stock.

OFF-BALANCE SHEET ARRANGEMENTS

None.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates of particular significance in our financial statements include annual tests for impairment of our licenses. These estimates could likely be materially different if events beyond our control, such as changes in government regulations that affect the usefulness of our licenses or the introduction of new technologies that compete directly with our licensed technologies affect the value of our licenses.

We first determine the value of the license using a projected cash-flow analysis to determine the present value of cash flows. The test is done using assumptions as to various scenarios of increases and decreases in the revenue stream and applying a discount rate of 6%. If the value achieved under these various methods is less than the carrying value of the assets then it is considered that an impairment has occurred and the asset's carrying value is adjusted to reflect the impairment.

Management also makes estimates on the useful life of our licenses based on the following criteria:
..     Whether other assets or group of assets are related to the useful life of the licenses,
..     Whether any legal, regulatory or contractual provisions will limit the use of the assets,
..     We evaluate the cost of maintaining the license,
..     We consider the possible effects of obsolescence, and
..     Whether there is maintenance or any other costs associated with the license.

RESULTS OF OPERATIONS

For the Three and Nine Month Periods Ended September 30, 2005 Compared to the Three and Nine Month Periods Ended September 2004

The following discussions are based on the unaudited consolidated financial statements of View Systems and its subsidiaries. These charts and discussions summarize our financial statements for the three and nine month periods ended September 30, 2005 and 2004 and should be read in conjunction with the financial statements, and notes thereto, included in this prospectus starting on page 33.

   Summary Comparison of Three and Nine Month Period Operations
 ---------------------------------------------------------------

                      Three month   Three month   Nine month    Nine month
                      period ended period ended period ended period ended Sept 30, 2005 Sept 30, 2004 Sept 30, 2005 Sept 30, 2004
                      ------------- ------------- ------------- -------------

Revenues, net         $    338,941  $    188,029  $    820,497  $    380,423

Cost of sales              109,541        32,765       339,049       138,963

Gross profit               229,400       155,264       481,448       241,460

Total operating expenses   496,712       295,037       927,599       998,099

Total other income
 (expense)                  (2,961)       (2,958)       (8,499)      (31,269)

Net income (loss)         (270,273)     (142,731)     (454,650)     (787,908)

Net earnings (loss)
 per share            $      (0.00) $      (0.00) $      (0.01) $      (0.01)

Revenue is considered earned when the product is shipped to the customer. The concealed weapons system and the digital video system each require installation and training. Training is a revenue source separate and apart from the sale of the product. In those cases revenue is recognized at the completion of the installation and training.

Our marketing efforts have increased sales of our SecureScan and Visual First Responder and resulted in revenues for the three month period ended September 30, 2005 (the "2005 third quarter") increasing 180.1% compared to the three month period ended September 30, 2004 (the "2004 third quarter"). Revenues for the nine month period ended September 30, 2005 ("2005 nine month period") increased 115.7% compared to the nine month period ended September 30, 2004 ("2004 nine month period"). Management anticipates that increases in revenues will continue as we develop our sales and marketing channels and establish local sales and service offices in geographic areas that we have already completed sales.

The breakdown of revenues by product line follows:

                       Nine month period   Nine month period
                       Sept. 30, 2005      Sept. 30, 2004
                       -----------------   -----------------
Secure Scan            $       413,149     $        54,499
ViewMaxx                        41,520             128,906
Visual First Responder         360,940             192,320
Service                          4,888               4,698

Our backlog at December 31, 2005, was $200,000, down from $700,000 at September 30, 2005. The reduction in backlog is primarily a result of outsourcing our manufacturing. Our back log is more manageable and is in part carried by the third party manufacturers because purchase orders are placed with the manufacturers and they receive payment when we receive payment from the customer. However, the delay between the time of the purchase order and shipping of the product results in a delay of recognition of the revenue from the sale. This delay in recognition of revenues will continue as part of our results of operations.

While revenues increased in the 2005 periods, cost of sales also increased 234.3% for the 2005 third quarter compared to the 2004 third quarter and they increased 144.0% for the 2005 nine month period compared to the 2004 nine month period. Cost of sales increased in the 2005 periods as a result of the expenses related to expanding our sales and distribution channels including the cost of products for demonstrations, travel to shows and increased dealer relations, and promotional materials. Management anticipates that cost of sales will increase as our marketing efforts continue but that the relative margins of each product line should remain relatively the same.

Despite the increase in cost of sales, the increased revenues resulted in a gross profit increase of 47.7% for the 2005 third quarter compared to the 2004 third quarter and an increase of 99.4% for the 2005 nine month period compared to the 2004 nine month period.

For the 2005 third quarter total operating expense increased 68.4% compared to the 2004 third quarter. The increase in the 2005 third quarter was primarily a result of additional business development expenses related to expanding our markets and increased professional fees related to contracts with four engineers. For the 2005 nine month period total operating expense decreased 7.1% compared to the 2004 nine month period. This decrease was primarily the result of a 73.1%, decrease in general and administrative expenses and management expects these expenses to remain relatively the same, but as we continue to develop our marketing channels expenses related to business development may increase.

Total other expense for the 2005 and 2004 comparable periods was related to interest on loans. Management anticipates interest expense to increase as a result of the subscription agreement with the Subscribers, described above, and our need to seek further private financing in the future.

As a result of the above, our net loss increased 89.4% for the 2005 third quarter compared to the 2004 third quarter, but decreased 42.3% for the 2005 nine month period compared to the 2004 nine month period.

   Balance Sheet

The following chart summarizes our balance sheet at September 30, 2005 and December 31, 2004

                      Summary Balance Sheet
                      ---------------------

                                   For nine month
                                   period ended        For the year ended
                                   September 30, 2005  December 31, 2004
                                   ------------------  -------------------

Cash and cash equivalents          $         4,109     $       173,486

Total current assets                       177,279             343,025

Total assets                             1,937,420           2,085,458

Total current liabilities                  310,885             580,824

Retained earnings (Deficit)            (16,146,146)        (15,691,496)

Total stockholders equity          $     1,626,535     $     1,504,634

Our total assets decreased at September 30, 2005, primarily as a result of decreases in cash and inventory. Total current liabilities decreased primarily due to decreases in accounts payable as a result of the pay-off of notes payable totaling $237,357 by Starr Consulting, Inc., Power Network, Inc. and YT2K, Inc.


Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

The following discussions are based on the consolidated financial statements of View Systems and its subsidiaries. These charts and discussions summarize our financial statements for the years ended December 31, 2004 and 2003 and should be read in conjunction with the financial statements, and notes thereto, included in this prospectus starting on page 33.

    Summary Comparison of 2004 and 2003 Fiscal Year Operations
   -----------------------------------------------------------

                                             2004           2003
                                       --------------  ---------------

Revenues, net                          $     476,319   $      569,952

Cost of sales                                257,179          257,632

Gross profit                                 219,140          312,320

Total operating expenses                1,369,474        2,832,243

Net operating income (loss)               (1,150,334)      (2,519,923)

Total other income (expense)                 (36,144)         (26,411)

Net income (loss)                         (1,186,478)      (2,546,334)

Net earnings (loss) per share          $       (0.02)  $        (0.05)

Revenues for the 2004 year decreased 16.4% compared to the 2003 year primarily as a result of the biggest manufacturing run of 20 SecureScan portals occurring in the 2003 year, along with a resurgence of View Maxx product sales in 2003. Sales of the SecureScan product line dropped in 2004 while we focused our sales and marketing efforts on the Visual First Responder product line.

The following chart provides a breakdown of our sales in 2004 and 2003.


                          Dec. 31, 2004  Dec. 31, 2003
                          -------------  -------------
Secure Scan               $    24,800    $   319,145
ViewMaxx                      153,271        243,441
Visual First Responder        296,100              -
Service                         2,148          7,366

Costs of sales remained relatively the same in the 2004 year compared to the 2003 year. However, management expects cost of sales to increase as we expand our marketing efforts. As a result of the decrease in revenues our gross profit decreased 29.8% for the 2004 year compared to 2003.

For the 2004 year total operating expense decreased 51.6% compared to the 2003 year. The 2004 decrease was the result of a 6.8% decrease in general and administrative expenses, a 47.2% decrease in professional fees due to reduced contracts with engineers, a 25.2% decrease in salaries and benefits and recording $0 for business development expenses.

In addition, a valuation/impairment loss of $888,658 in the 2003 year compared to no valuation/impairment loss for the 2004 year reduced total operating expense for the 2004 year. The impairment loss for the 2003 year was related to the adoption of Statement of Financial Accounting Standards No 142, "Goodwill and Other Intangible Assets," issued in June 2001, which addressed financial accounting and reporting for acquired goodwill and intangible assets. Goodwill represents the excess of the cost of assets acquired in a business combination accounted for under the purchase method of accounting over the fair value of the net assets acquired at the date of acquisition. Prior to the adoption of SFAS Nos. 141 and 142, the excess purchase price was amortized using the straight-line method over ten years. Effective January 1, 2002, goodwill was no longer amortized but rather tested for impairment under the provision of SFAS No 142. As of December 31, 2003, we determined that goodwill related to the assets we had acquired in business combinations was impaired and we wrote off of that goodwill in 2003.

The reductions in these operating expenses resulted in a 54.4% decrease in net operating loss. Management anticipates that business development expenses will increase with the development of our sales and marketing activities, but that the other operating expenses will remain relatively constant.

Total other expense increased in the 2004 year compared to the 2003 year primarily as a result of increased interest expense related to interest on loans. Interest expense may increase as we continue to rely on private financing to fund our operations.

As a result of the above changes, we recorded a 53.4% decrease in net loss for the 2004 year compared to the 2003 year and decreased our loss per share from $0.05 for the 2003 year to $0.02 for the 2004 year.

                            MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The name, age, position and biographical information of our executive officers and directors are presented below. Our bylaws provide for a board of directors consisting of at least one director. The term of office of each director is until the next annual meeting of stockholders or until the director's earlier death, resignation, or removal. However, if his term expires, he continues to serve until his successor is elected and qualified. Executive officers are chosen by our board of directors and serve at its discretion. There are no family relationships between or among any of our directors and executive officers.

Name                Age  Position                               Director Since
----                ---- --------                               --------------
Gunther Than        58   Chief Executive Officer, Treasurer,    September 1998
                         and Director
Michael L. Bagnoli  49   Secretary and Director                 May 1999
Martin Maassen      63   Director                               May 1999

Gunther Than - Gunther Than was appointed Treasurer in July 2003 and has served as our Chief Executive Officer since September 1998. He served as our President from September 1998 to May 2003 and had served intermittently as Chairman of the Board from September 1998 to September 2003. Mr. Than was the founder, President and CEO of Real View Systems, Inc., a company that developed compression technology and computer equipment. Real View Systems was acquired by View Systems in 1998. Mr. Than is the founder, President and CEO of View Technologies, Inc., a software development company, and he
continues in those positions.   Mr. Than is a graduate of the University
of Wisconsin, with a dual bachelors degree in engineering physics and applied mathematics.

Michael L. Bagnoli - Mr. Bagnoli became a Director in May 1999 and was appointed Secretary in June 2004. He holds degrees as a medical doctor and a dental specialist. Since 1988 he has practiced dentistry in the specialty area of oral and masiofacial surgery for a physician group in Lafayette, Indiana. In his practice he introduced arthroscopy surgery along with the full scope of arthroplastic and total joint reconstruction. Mr. Bagnoli was founder, CEO and president of a successful medical products company, Biotek, Inc., which was sold in 1994.

Martin Maassen - Mr. Maassen became a Director in May 1999, he formerly served as our Chairman of the Board from April 2000 to September 2002. He is board-certified in internal medicine and emergency medicine and has served as a staff physician in the emergency departments of Jackson County, Deaconess, Union and St. Elizabeth hospitals located in Indiana. In addition to practicing medicine, he maintains an expertise in computer technologies and their medical applications.

EXECUTIVE COMPENSATION

The following table shows the compensation paid to our named executive officers in all capacities during the past three fiscal years.


                    SUMMARY COMPENSATION TABLE
                    --------------------------

                                            Annual Compensation

                              Fiscal
Name and Principal Position   Year          Salary           Other
---------------------------   ----          -------------    -------------
Gunther Than                  2004          $ 100,000 (1)    $ 120,000 (2)
CEO, Treasurer                2003            100,000 (1)      138,000 (3)
Director                      2002             18,000                0

      (1)   Represents accrued salary.
      (2)   Represents 600,000 common shares issued as compensation.
      (3)   Represents 1,150,000 common shares issued as compensation.


      Compensation of Directors

We compensate our independent directors with 5,000 shares of our common stock for each month of service. Messrs. Maassen and Bagnoli each accrued 60,000 shares for the year ended December 31, 2003 as independent directors as defined by NASD Fule 4200(a)(15). Mr. Maassen accrued 60,000 shares for the year ended December 31, 2004. In June 2005 we issued 120,000 shares valued at approximately $12,000 to Michael Bagnoli for services rendered on our behalf. We have not issued the accrued shares to Mr. Maassen. We do not have any arrangement for cash compensation of our directors for the services they provide in their capacity as directors, including services for committee participation or for special assignments.

      Employment Contracts

Mr. Than entered into an employment agreement with us and agreed to serve as our Chief Executive Officer, effective January 1, 2003. Mr. Than's employment is "at will" and we may terminate him with or without cause. Either party may terminate his employment with a 30-day written notice or we may terminate him immediately and provide Mr. Than with severance pay in an amount equal to thirty (30) days of salary as of the date of termination. Mr. Than will receive an annual salary of $100,000 and 50,000 shares of common stock for each month of service. Mr. Than has agreed to maintain the confidentiality of our trade secrets and not to compete with the company or to solicit any employee or client of the company during his employment and for a period of one year after any termination of his employment.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following information summarizes transactions exceeding $60,000 we have either engaged in during the last two years, or propose to engage in, involving our executive officers, directors, more than 5% stockholders, or immediate family members of these persons. These transactions were negotiated between related parties without "arms length" bargaining and, as a result, the terms of these transactions may be different than transactions negotiated between unrelated persons.

Our CEO, Gunther Than, loans funds to View Systems on occasion in order for us to meet our financial obligations. He is repaid when funds are available. During 2004 Mr. Than advanced a total of $132,000 and during 2003 he advanced $1,500. These amounts were paid back to him in the respective years and the balance owed him is $0.

In April 2005 we issued an aggregate of 1,800,000 shares of common stock to Gunther Than, our Chief Executive Officer and director, in accordance with his employment agreement. Of those shares, 1,200,000 shares were in lieu of wages of $100,000 and 600,000 shares were issued in accordance with the 50,000 shares a month requirement in his employment contract. In April 2004 we issued 600,000 shares to Mr. Than in accordance with his employment agreement.

In June 2005, our board of directors authorized the issuance of 7,171,725 shares of Series A Preferred Stock to Mr. Than in consideration for conversion of notes payable of $48,000 and services rendered to the company valued at $23,717. The 7,171,725 shares of Series A Preferred represent 107,575,875
votes on any matter brought to a stockholder vote.   Prior to this transaction
Mr. Than held 7.5% of the voting power of the common stock. Immediately after this transaction, Mr. Than held 60.9% of the total voting power of the common and Series A Preferred.

Mr. Than is the President and CEO of View Technologies, Inc., a private company that develops software. Mr. Than devotes approximately 12 hours a week to this company. Our Board is aware of his position in this company and believes that there are no conflicts of interest resulting from his positions in both companies.

                   PRINCIPAL STOCKHOLDERS

The following table lists the beneficial ownership of our management. We are unaware of any person or group that beneficially owns 5% or more of our outstanding common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares. Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 90,442,422 outstanding shares of common stock as of January 31, 2006 and any shares that each of the following persons may acquire within 60 days by the exercise of warrants and/or options.

                            MANAGEMENT
                           -----------

Name and address of         Title of    Amount of               Percent of
beneficial owner            class       beneficial ownership    class
--------------------------  ----------  ----------------------  ------------

Michael L. Bagnoli          Common         800,000(1)     Less than 1%
40 Redwood Court
Lafayette, Indiana
47905

Martin Maassen              Common       2,665,419 (2)         3.0%
1340 Fawn Ridge Drive
West Lafayette, Indiana
47906

Gunther Than                Common          5,344,140 (3)      5.9%
1550 Caton Center Drive,
Suite E                 Preferred       7,171,725              100%
Baltimore, Maryland
 21227

Directors and officers      Common       8,809,559              9.7%
as a group                  Preferred       7,171,725              100%

      (1) Represents 730,000 shares owned by Mr. Bagnoli, 40,000 shares held by his spouse, and 30,000 shares held by Mr. Bagnoli as trustee of a trust.
      (2) Represents 1,915,419 held by Mr. Maassen and his spouse and 750,000 shares held by his spouse
      (3) Represents 5,174,140 shares owned by Mr. Than and 170,000 shares held by his spouse.

                    DESCRIPTION OF SECURITIES

We are registering common stock under this prospectus and have 100,000,000 authorized shares of common stock, par value $0.001, and 10,000,000 shares of Series A Preferred stock authorized, par value $0.01, as of the date of this prospectus. We have 90,442,422 common shares outstanding as of January
31, 2006,  and have 7,171,725 of Series A preferred stock outstanding.

COMMON STOCK

All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. After preferential rights are satisfied, if any, the holders of common stock are entitled to receive dividends out of funds legally available if, and when, declared by our board of directors and to participate pro rata in any distribution of assets available for distribution upon liquidation of View Systems. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders. A majority of the outstanding common stock is required to establish a quorum for a stockholder vote and a majority vote of the outstanding shares present at a stockholders' meeting is required for actions to be taken by stockholders. Our bylaws provide that stockholder action may be taken by written consent of a majority of the outstanding common stock. Directors are elected by a majority vote at a stockholders' meeting and the holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so.

PREFERRED STOCK

Each share of Series A Preferred has a liquidation preference of $0.01 per share before any payment or distribution is made to the holders of common stock in the event of liquidation of View Systems. The Series A Preferred has no conversion rights into common stock. Each share of Series A Preferred is entitled to 15 votes and shall be entitled to vote on any matters
brought to a vote of the common stock  stockholders.   We may elect to
redeem the Series A Preferred with proper notice to the holders of the Series A Preferred and, upon redemption, the Series A Preferred will be cancelled and not be reissued as Series A Preferred.

SHARES ELIGIBLE FOR FUTURE SALE

Of the shares of common stock outstanding,  66,273,341 shares  are freely transferable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"), and 24,169,081 shares are "restricted securities," as that term is defined in Rule 144 under the Securities Act. Of the restricted securities, 8,809,559, or 9.7%, are held by our "affiliates," as defined under Rule 144. In addition, we have options outstanding exercisable through 2009 to purchase 107,690 common shares at a weighted average exercise price of $1.63. Also, on November 8, 2005, we filed a Form S-8 registration statement registering 3,500,000 shares. We have issued 3,340,000 of those registered shares and 160,000 shares remain for
future grants.   Sales of substantial amounts of common stock in the
public market could adversely affect the prevailing market prices of our common stock.

                      SELLING STOCKHOLDERS

The following table identifies the selling stockholders under this prospectus and identifies their relationship to View Systems during the past three years. The table also lists the number of shares of common stock owned by each selling stockholder prior to the offering, the estimated number of shares to be offered for the selling stockholder's account and the estimated number of shares and percentage of outstanding shares to offered by each selling stockholder after the completion of the offering. Since the selling stockholders may sell all, a portion, or none of their shares from time to time, no firm estimate can be made of the aggregate number of shares that will be owned by each selling stockholder upon completion of the offering. Accordingly, the ownership amount and percentage after the offering assumes the sale of all of the registered shares by the selling stockholders.


------------------------------------------------------------------------------
                                                          Estimated securities
                             Securities      Number of        Owned after
Selling stockholder          owned prior     shares being      Offering
name and relationship        to offering     registered    Shares      Percent
---------------------------  --------------  ------------ -----------  -------
John V. Addeo, Sr.
Investor                          85,000          85,000       0          0
---------------------------  --------------  ------------ -----------  -------
John F. Alexander                                                       Less
Consultant                       245,000         245,000       0       than 1%
---------------------------  --------------  ------------ -----------  -------
Active Stealth, LLC (1)
Investor                       1,666,666       1,666,666       0          0
---------------------------  --------------  ------------ -----------  -------
Business Development
Corporation, Inc. (2)
Consultant                     2,400,000       2,400,000       0          0
---------------------------  --------------  ------------ -----------  -------
Timothy Clark                                                           Less
Investor                         120,000          85,000     35,000    than 1%
---------------------------  --------------  ------------ -----------  -------
Doug Coombs
Investor                          70,000          70,000       0          0
---------------------------  --------------  ------------ -----------  -------
Thomas Cloutier
Consultant                        80,000          80,000       0          0
---------------------------  --------------  ------------ -----------  -------
Charlotte DeLoof                                                        Less
Employee                         120,000          60,000     60,000    than 1%
---------------------------  --------------  ------------ -----------  -------
KCS Referral
Service, LLC (3)
Investor                       1,666,666       1,666,666       0          0
---------------------------  --------------  ------------ -----------  -------
David Hume
Investor                         175,000         175,000       0          0
---------------------------  --------------  ------------ -----------  -------
Lesniak &
Associates (4)
Creditor                       2,000,000         500,000   1,500,000     1.5
---------------------------  --------------  ------------ -----------  -------
Marc Mintz                                                              Less
Investor                         200,000         100,000     100,000   than 1%
---------------------------  --------------  ------------ -----------  -------
Michael Paduano
Investor                          85,000          85,000       0          0
---------------------------  --------------  ------------ -----------  -------
Thomas F. Pierson
Legal Consultant
and Investor                     300,000         300,000       0          0
---------------------------  --------------  ------------ -----------  -------
Jane Seymour
Investor                          85,000          85,000       0          0
---------------------------  --------------  ------------ -----------  -------
William D. Smith
Former Secretary,
Chairman of the Board
and consultant                 1,170,000         170,000   1,000,000     1.0
---------------------------  --------------  ------------ -----------  -------

---------------------------  --------------  ------------ -----------  -------
Starr Consulting,
Inc. (5)                                                                Less
Consultant and Investor        2,264,167       1,666,667     597,500   than 1%
---------------------------  --------------  ------------ -----------  -------
           Total              12,732,499       9,439,999   3,235,500     3.3
---------------------------  --------------  ------------ -----------  -------

      (1) As provided by Active Stealth, LLC, Richard Muller holds the power to vote and dispose of the securities.
      (2) As provided by Business Development Corporation, Inc., Thomas Coultier has power to vote and dispose of the securities.
      (3) As provided by KCS Referral Service, LLC, John Braxton has power to vote and dispose of the securities.
      (4) As provided by Lesniak & Associates, Bruce Lesniak has power to vote and dispose of the securities.
      (5) As provided by Starr Consulting, Inc., Daniel Starczewski has power to vote and dispose of the securities.


TRANSACTIONS RELATED TO THE SELLING STOCKHOLDERS

We have sold restricted shares in isolated transactions to seven of the selling stockholders in consideration for cash. We are under no formal or informal obligation to register these shares under this registration statement, however, our Board has authorized the registration of 720,000 shares. The selling stockholders acquired the shares in the following transactions. On November 2, 2005, we issued 85,000 shares to Michael Paduano for $12,750 and 175,000 shares to David Hume for $26,250. We issued 70,000 shares to Doug Coombs for $10,500 on November 17, 2005. On November 23, 2005, we issued 100,000 shares to Mark Mintz for $15,000. On December 29, 2005, we authorized the issuance of 85,000 shares to Jennifer Seymour for $12,750; 120,000 shares to Timothy Clark for $18,000; and 85,000 shares to John V. Addeo, Sr. for $12,750.

Subscription Agreement

We entered into a Subscription Agreement, dated December 23, 2005, with three accredited investors; Starr Consulting, Inc., Active Stealth, LLC, and KCS Referral Service LLC (the "Subscribers"). We agreed to sale and the Subscribers agreed to purchase convertible promissory notes and warrants. However, on January 6, 2006, the Subscribers consented to the removal of the warrants from the subscription agreement, with the understanding that the warrants would be reinstated after we increased our authorized common stock and the shares underlying the warrant would be registered in a later registration statement. The Subscribers agreed to purchase up to an aggregate of $500,000 of 8% promissory notes convertible into shares of our common stock at a per share conversion price of $0.10. The notes are due and payable by December 31, 2006. The Subscribers agreed to purchase the promissory notes over a 5 month period in $100,000 per month installments.

Starr Consulting, Inc. agreed to purchase convertible promissory notes in the aggregate amount of $166,667, which may be converted into 1,666,667 shares of our common stock. Active Stealth, LLC and KCS Referral Service LLC each agreed to purchase convertible promissory notes in the aggregate amount of $166,666, convertible into 1,666,666 common shares. On January 3, 2006, we closed the first $100,000 installment under this agreement and Starr Consulting purchased promissory notes valued at $33,334, Active Stealth purchased promissory notes of $33,333 and KCS Referral Service purchased promissory notes valued at $33,333.

The agreement provides for piggy back registration rights for the shares underlying the convertible promissory notes. The agreement provides that we must file a registration statement within 60 days of a request by any Subscriber and cause the registration statement to become effective within 120 days of that request. We are obligated to maintain the effectiveness of the registration statement until all the underlying shares have been sold by the Subscribers. If we fail to obtain or maintain effectiveness of the registration statement, then we are required to pay liquidated damages in an amount equal to 2% of the purchase price of the convertible promissory notes remaining unconverted and the purchase price of the shares issued upon conversion of the notes owned of record by the holder of the notes for each 30 day period that the registration statement is not effective.

If we fail to issue shares within 10 business days after a request by a Subscriber, then the Subscriber is entitled to a sum of money, whichever is greater of either (i) multiplying the outstanding principal amount of the note designated by the Subscriber by 130%, or (ii) multiplying the number of shares deliverable upon conversion of the amount of the note's principal and/or interest at the conversion price that would be in effect on the deemed conversion date by the highest closing price of the common stock on the principal market for the period commencing on the deemed conversion date until the day prior to the receipt of the payment.

Consulting Agreements

We entered into a consulting agreement with John F. Alexander dated October 6, 2005. We engaged Mr. Alexander as an engineering consultant. The term of the consulting agreement is a period of one year beginning January 2, 2005 and renewing automatically. We agreed to pay Mr. Alexander 10,000 shares per month. Pursuant to the agreement he will maintain the confidentiality of information obtained while providing services to us for the term of the agreement and for three years after the agreement is terminated by mutual agreement. He agreed not to solicit our customers for the term of the agreement and for one year after its termination. Any ideas, inventions, patents and copyrights or other work product is our property and we may seek patents, copyrights or other protections for this work product. Our Board has approved the registration of 125,000 shares Mr. Alexander has earned under his consulting agreement. We are under no formal or informal obligation to register these shares under this registration statement.

On December 21, 2005, we engaged Thomas F. Pierson as legal counsel. His initial fee was $20,000 payable in cash or 200,000 shares registered under Form S-8. Mr. Pierson opted to receive the 200,000 shares, but our Board decided to register these shares in this registration statement rather than under a Form S-8 registration. Mr. Pierson is entitled to an additional 100,000 shares for services rendered. Our Board has approved the registration of 300,000 shares for Mr. Pierson.

On December 27, 2005, we entered into a consulting agreement with Business Development Corporation, Inc., a Nevada corporation, located in Palm Springs, California ("Business Development"). Business Development agreed to act as an independent consultant, to provide financing, public relations, business modeling and corporate development related to acquisitions, mergers and financing. The term of the agreement was for one year beginning on the date payment of the required compensation was received. The compensation for the services was options to purchase 2,500,000 shares and the shares underlying the options have piggy back registration rights. Pursuant to the agreement, we are registering 2,500,000 shares for Business Development. In addition, the executive officer of Business Development, Thomas Cloutier, provided consulting services to us as an individual and we agreed to pay him 80,000 shares for his services. The Board has also approved the registration of the 80,000 shares under this registration statement.

Debt Conversion

On September 24, 2004, we issued 2,000,000 shares valued at $180,000 to Lesniak & Associates as settlement for debt. We had entered into a settlement agreement with Lesniak & Associates in November 2003, but we were unable to satisfy the payments under that settlement agreement and renegotiated a settlement of $100,000 cash and 2,000,000 common shares as full satisfaction of all debt. We are under no obligation to register these shares; however, our Board has authorized the registration of 500,000 of these shares.

Compensation

 William D. Smith served as the Chairman of the Board and Secretary of View
Systems from February 2003 to June 2004.   On August 20, 2003 we issued
1,000,000 common shares to Mr. Smith for $100,000. On September 10, 2003, we issued 200,000 common shares, valued at $24,000, to Mr. Smith for consulting services for the period from

September 2002 through August 2003. We filed a registration statement on Form SB-2 (File No. 333-118043) which originally registered 17,521,050 shares of our common stock to be sold by the selling stockholders named in that registration statement. William D. Smith was listed as a selling shareholder of 250,000 shares in the Form SB-2 File No. 333-118043. Mr. Smith sold a portion of his shares in that offering and the 170,000 shares that he did not sell have been carried forward to this registration statement.

Charlotte DeLoof is an employee of View Systems and earns shares of common stock for each month worked. Our Board has approved the registration of 60,000 of the shares she owns. We are under no obligation to register these shares.


                      PLAN OF DISTRIBUTION

We have agreed to register these shares for the benefit of the selling stockholders, but the registration of these shares does not necessarily mean that any of them will be offered or sold by the selling stockholders. The selling stockholders will have absolute discretion as to when and if the registered shares will be sold, and the manner and timing of sales of the shares. They may sell all or a portion of the shares through public or private transactions, on or off established markets, or in negotiated transactions or otherwise.

We will not use the services of underwriters or dealers in connection with the sale of the shares registered under this prospectus. However, the selling stockholders may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter as of the date of this filing and there is no assurance that any agreement will be entered into. If a selling stockholder enters into an agreement or agreements, the relevant details will be disclosed in a post-effective amendment to this prospectus.

The shares may be sold by the selling stockholders either directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares may be sold may include:
..     a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
..     purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;
..     ordinary brokerage transactions and transactions in which the broker solicits purchasers;
..     privately negotiated transactions;
..     through the writing of options on the shares;
..     the selling stockholders may deliver all or a portion of the shares to cover a short sale or sales made after the date of this prospectus, or a call equivalent position or a put equivalent position entered or established after the date of this prospectus; and/or
..     the selling stockholders may also sell all or any portion of the shares in reliance upon Rule 144 or Regulation S.

The sale price to the public may be:
..     the market price prevailing at the time of sale;
..     a price related to the prevailing market price;
..     at negotiated prices; or
..     any other price as the selling stockholders determine from time to time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. These broker-dealers may also receive compensation from the purchasers of shares for who the broker-dealers may act as agents or to whom they sell as a principal. This compensation might be in excess of customary commissions as to a particular broker-dealer. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The selling stockholders and any broker-dealers participating in the distribution of the shares are deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the shares by the selling stockholders and any commissions received by any broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. Since the selling stockholders are deemed to be "underwriters" they will be subject to the prospectus delivery requirements of the Securities Act.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated under it, including, without limitation, Regulation M. Regulation M restricts certain activities of the selling stockholders and may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person. Also, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of a distribution. All of these limitations may affect the marketability of our shares and the ability of any person or entity to engage in market-making activities with respect to our shares.

In the event a block trade or other special offering of these shares is arranged, then we will distribute a prospectus supplement, if required, that will identify the name of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders and as well as any other required information.

Some states securities laws may require the shares be sold only through registered or licensed brokers or dealers. In addition, in some states, these shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from the registration or qualification requirement of that state is available and is complied with.

                        OTHER INFORMATION

INTEREST OF NAMED EXPERTS AND COUNSEL

We are not aware of any expert or legal counsel named in this prospectus who will receive a direct or indirect substantial interest in the offering. Our financial statements for the year ended December 31, 2004, were audited by Chisholm, Bierwolf & Nilson, LLC. We have included the financial statements in this prospectus in reliance on the reports provided by Chisholm, Bierwolf & Nilson, LLC, dated March 23, 2005, given on their authority as experts in accounting and auditing. Cindy Shy, P.C. has provided an opinion regarding the validity of the shares to be registered.

SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

ADDITIONAL INFORMATION

This prospectus does not contain all of the information in or attached as an exhibit to the registration statement. Investors should refer to the exhibits to the registration statement for the complete text. The registration statement and its exhibits may be inspected at the office of the SEC without charge. A copy of the registration statement, any post-effective amendment and exhibits may be accessed through the SEC's EDGAR database located at the SEC's web site at http://www.sec.gov. Other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 100 F Street N.E., Washington, D.C. 20549.
Additional updating information with respect to the securities covered by this prospectus may be provided to purchasers in the future by means of amendments to this prospectus.

In addition, the information incorporated by reference is available to you without charge upon your written or oral request. We agree to respond to your requests for the additional information within one business day of receipt of the request. We will send the copies of the document by first class mail or other equally prompt means. You must address your request to:

                        Investor Relations
                        View Systems, Inc.
                 1550 Caton Center Drive, Suite E
                    Baltimore, Maryland 21227


          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

In our current report on Form 8-K, dated February 24, 2004, and as amended, we reported that we engaged Chisholm, Bierwolf & Nilson, LLC, as our independent auditors. Our former auditors, Stegman & Company, Certified Public Accountants, resigned as our independent auditors on March 1, 2004.

                       FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Unaudited consolidated financial statements for View Systems for the three and nine month periods ended September 30, 2005 and September  30, 2004
      Consolidated Balance Sheets .........................................34
      Consolidated Statements of Operations ...............................35
      Consolidated Statements of Cash Flows................................36
      Notes to Consolidated Financial Statements...........................37

Audited consolidated financial statements for View Systems for the year ended December 31, 2004 and 2003
      Independent Auditor's Report of Chisholm, Bierwolf & Nilson, LLC.....40
      Consolidated Balance Sheets..........................................41
      Consolidated Statements of Operations................................42
      Consolidated Statements of Stockholders' Equity......................43
      Consolidated Statements of Cash Flows.............................44-45
      Notes to Financial Statements.....................................46-57

               View Systems, Inc. and Subsidiaries
                   Consolidated Balance Sheets


                              ASSETS
                              ------
                                                   September 30,  December 31,
                                                       2005           2004
                                                  -------------- -------------
                                                    (Restated)     (Restated)
Current Assets
  Cash                                            $       4,109  $    173,486
  Accounts Receivable (Net of allowance of
    $20,054 at December 31, 2004)                       146,973       108,342
  Inventory                                              26,197        61,197
                                                  -------------- -------------

     Total current assets                               177,279       343,025
                                                  -------------- -------------

Property & Equipment (Net)                               20,521        14,803
                                                  -------------- -------------
Other Assets
  Licenses                                            1,626,854     1,626,854
  Due from Affiliates                                   107,575        98,457
  Deposits                                                5,191         2,319
                                                  -------------- -------------

     Total Other Assets                               1,739,620     1,727,630
                                                  -------------- -------------

     Total Assets                                 $   1,937,420  $  2,085,458
                                                  ============== =============


               LIABILITIES AND STOCKHOLDERS' EQUITY
              --------------------------------------
Current Liabilities
  Accounts Payable                                $      73,047  $    265,776
  Accrued Expenses                                       15,238       100,548
  Accrued Interest                                       74,100        66,000
  Notes Payable                                         148,500       148,500
                                                  -------------- -------------

     Total Current Liabilities                          310,885       580,824
                                                  -------------- -------------
Stockholders' Equity
  Preferred Stock, Authorized 10,000,000 Shares,
    $.01 Par Value, Issued and Outstanding 7,171,725     71,717             -
  Common Stock, Authorized 100,000,000 Shares,
    $0.001 Par Value, Issued and Outstanding
    85,100,422                                           85,101             -
    Issued and Outstanding 76,533,922                         -        76,534
  Additional Paid in Capital                         17,615,863    17,119,596
  Retained Earnings (Deficit)                       (16,146,146)  (15,691,496)
                                                  -------------- -------------

      Total Stockholders' Equity                      1,626,535     1,504,634
                                                  -------------- -------------

      Total Liabilities and Stockholders' Equity  $   1,937,420  $  2,085,458
                                                  ============== =============


       The accompanying notes are an integral part of these consolidated financial statements.




                        View Systems, Inc. and Subsidiaries
                       Consolidated Statements of Operations



                                           Three Months Ended September 30, Nine Months Ended September 30,
                                               2005               2004          2005           2004
                                           ---------------- --------------- --------------- ---------------
Revenues, Net                              $       338,941  $      188,029  $      820,497  $      380,423

Cost of Sales                                      109,541          32,765         339,049         138,963
                                           ---------------- --------------- --------------- ---------------

Gross Profit (Loss)                                229,400         155,264         481,448         241,460
                                           ---------------- --------------- --------------- ---------------
Operating Expenses
  Business development                              28,218               -          60,864               -
  General & Administrative                          57,724         184,259         151,744         564,937
  Professional Fees                                323,466          11,972         393,322          94,146
  Salaries and Benefits                             87,304          98,806         321,669         339,016
                                           ---------------- --------------- --------------- ---------------

      Total operating expenses                     496,712         295,037         927,599         998,099
                                           ---------------- --------------- --------------- ---------------

Net Operating Income (Loss)                       (267,312)       (139,773)       (446,151)       (756,639)
                                           ---------------- --------------- --------------- ---------------
Other Income (Expense)
  Interest Expense                                  (2,961)         (2,958)         (8,499)        (31,269)
                                           ---------------- --------------- --------------- ---------------

      Total Other Income (Expense)                  (2,961)         (2,958)         (8,499)        (31,269)
                                           ---------------- --------------- --------------- ---------------

Net Income (Loss)                          $      (270,273) $     (142,731) $     (454,650) $     (787,908)
                                           ================ =============== =============== ===============

Net Income (Loss) Per Share                $         (0.00) $         0.00  $        (0.01) $        (0.01)
                                           ================ =============== =============== ===============

Weighted Average Shares Outstanding             83,304,922      70,341,359      79,990,172      65,895,908
                                           ================ =============== =============== ===============






The accompanying notes are an integral part of these consolidated financial statements.

                                        35


                        View Systems, Inc. and Subsidiaries
                       Consolidated Statements of Cash Flows


                                                                    For the Nine Months Ended
                                                                           September 30,
                                                                         2005           2004
                                                                   --------------- -------------
                                                                      (Restated)

Cash Flows from Operating Activities:
  Net Income (Loss)                                                $     (454,650) $   (787,908)
  Adjustments to Reconcile Net Loss to Net Cash
   Provided by Operations:
     Depreciation and Amortization                                          7,379        23,690
     Stock Issued for Services                                            368,850       348,804
     Loss on Settlement of Debt                                                 -         3,750
     Changes in Operating Assets and Liabilities:
       (Increase) Decrease in:
       Accounts Receivable                                                (38,631)      (34,197)
       Inventory                                                           35,000             -
       Deposits                                                            (2,872)            -
       Increase (Decrease) in:
       Accounts Payable                                                  (173,729)     (106,373)
       Accrued Expenses                                                   (77,210)      (39,971)
                                                                   --------------- -------------

     Net Cash Used by Operating Activities                               (335,863)     (592,205)
                                                                   --------------- -------------

Cash Flows from Investing Activities:
  Purchases of Equipment                                                  (13,096)            -
  Funds Advanced (to) from Affiliated Entities                             (9,118)            -
                                                                   --------------- -------------
     Net Cash Used in Investing Activities                                (22,214)            -
                                                                   --------------- -------------

Cash Flows from Financing Activities:
  Funds Advanced (to) from Stockholders                                         -       591,685
  Proceeds from Stock Issuance                                            188,700        80,500
                                                                   --------------- -------------

     Net Cash Provided by Financing Activities                            188,700       672,185
                                                                   --------------- -------------

Increase (Decrease) in Cash                                              (169,377)       79,980

Cash and Cash Equivalents at Beginning of Period                          173,486        19,899
                                                                   --------------- -------------

Cash and Cash Equivalents at End of Period                         $        4,109  $     99,879
                                                                   =============== =============

Cash Paid For:
  Interest                                                         $          399  $          -
  Income Taxes                                                     $            -  $          -

Non-Cash Activities:
  Stock Issued in Payment of Accounts Payable                      $       19,000  $    180,000
  Stock Issued for Notes Payable and Accrued Interest              $            -  $    522,105


The accompanying notes are an integral part of these consolidated financial statements.

                                        36

                        View Systems, Inc.
          Notes to the Consolidated Financial Statements
                        September 30, 2005

GENERAL

View Systems, Inc. (the Company) has elected to omit substantially all footnotes to the financial statements for the nine months ended September 30, 2005 since there have been no material changes (other than indicated in other footnotes) to the information previously reported by the Company in their Annual Report filed on the Form 10-KSB for the twelve months ended December 31, 2004.

PREFERRED STOCK

In July 2005 the Company issued 7,171,725 shares of Series A Preferred Stock in payment of notes payable and for services. The issuance had been previously authorized by the Board of Directors. Each share of Series A Preferred Stock has a liquidation preference, in the event of liquidation of the corporation, of $0.01 per share before any payment or distribution is made to the holders of common stock. The Series A Preferred has no conversion rights into common stock. Each share of Series A Preferred is entitled to fifteen votes and shall be entitled to vote on any matters brought to a vote on the common stock shareholders.

UNAUDITED INFORMATION

The information furnished herein was taken from the books and records of the Company without audit. However, such information reflects all adjustments which are, in the opinion of management, necessary to properly reflect the results of the interim period presented. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

RESTATEMENT

Pursuant to a regulatory review, the financial statements for the year ended December 31, 2004 have been changed. During 2004, the Company's President loaned funds to the Company to meet its financial needs, however, a payment back to Mr. Than was incorrectly recorded as a loan receivable to Mr. Than, leaving a receivable and payable in the same amount. This officer receivable has been offset against accounts payable and notes payable and when combined,
Mr. Than had an identical balance.   The restatement caused a decrease in
loans to shareholder of $66,500, leaving a $0 balance, and caused a decrease in accounts payable of $66,000 and a decrease in notes payable of $500. This change carried forward to 2005 and as a result the loans to shareholder decreased $62,000, once again leaving a $0 balance, and caused a decrease in accounts payable of $61,500 and a decrease in notes payable of $500. The restatement also required a change to the 2005 cashflow statement by removing funds received from a shareholder and including it in the accounts payable section.

                        VIEW SYSTEMS, INC.
                CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 31, 2004 AND 2003

                         C O N T E N T S

Accountants' Report.........................................................40

Consolidated Balance Sheets ................................................41

Consolidated Statements of Operations.......................................42

Consolidated Statements of Stockholders' Equity.............................43

Consolidated Statements of Cash Flows....................................44-45

Notes to the Consolidated Financial Statements...........................46-57

Chisholm                                     533 West 2600 South, Suite 250
Bierwolf &                                            Bountiful, Utah 84010
Nilson, LLC                                            Phone (801) 292-8756
Certified Public Accountants                           Fax:  (801) 292-8809



     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Audit Committee of the Board of Directors and Stockholders
View Systems, Inc.
Baltimore, Maryland

We have audited the accompanying consolidated balance sheet of View Systems, Inc., (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the PCAOB (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of View Systems, Inc. as of December 31, 2004 and 2003 and the result of its operations, and it's cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred ongoing operating losses and does not currently have financing commitments in place to meet expected cash requirements through 2005. Additionally, the Company is in default on its debt obligations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 12 to the consolidated financial statements, there was an error in reporting a payment on a loan from an officer, resulting in a loan receivable to this officer. This error was discovered by management s a result of a regulatory review. Accordingly, the financial statements have been restated to correct the errors and disclosures.

/s/ Chisholm, Bierwolf & Nilson, LLC

Chisholm, Bierwolf & Nilson, LLC
Bountiful, Utah
March 23, 2005, except for Note 12, 5, 6 and 11
dated January 20, 2006

               View Systems, Inc. and Subsidiaries
                   Consolidated Balance Sheets


                              ASSETS
                                                             December 31,
                                                                 2004
                                                             -------------
                                                              (Restated)

Current Assets
  Cash                                                       $    173,486
  Accounts Receivable(Net of Allowance of $20,054)                108,342
  Inventory                                                        61,197
                                                             -------------

    Total Current Assets                                          343,025
                                                             -------------

Property & Equipment (Net)                                         14,803
                                                             -------------
Other Assets
  Licenses                                                      1,626,854
  Due from Affiliates                                              98,457
  Deposits                                                          2,319
                                                             -------------

    Total Other Assets                                          1,727,630
                                                             -------------

    Total Assets                                             $  2,085,458
                                                             =============

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts Payable                                           $    265,776
  Accrued Expenses                                                100,548
  Accrued Interest                                                 66,000
  Notes Payable                                                   148,500
                                                             -------------

    Total Current Liabilities                                     580,824
                                                             -------------
Stockholders' Equity
  Preferred Stock, Authorized 10,000,000 Shares,
    $.01 Par Value, Issued and outstanding 0                            -
  Common Stock, Authorized 100,000,000 Shares,
    $.001 Par Value, Issued and Outstanding 76,533,922             76,534
  Additional Paid in Capital                                   17,119,596
  Retained Earnings (Deficit)                                 (15,691,496)
                                                             -------------

    Total Stockholders' Equity                                  1,504,634
                                                             -------------

    Total Liabilities and Stockholders' Equity               $  2,085,458
                                                             =============




      The accompanying notes are an integral part of these consolidated financial statements.

               View Systems, Inc. and Subsidiaries
              Consolidated Statements of Operations


                                                       For the Year Ended
                                                          December 31,
                                                   ---------------------------
                                                        2004          2003
                                                   ------------- -------------
                                                                  (Restated)

Revenues, Net                                      $        476,319  $
569,952

Cost of Sales                                           257,179       257,632
                                                   ------------- -------------

Gross Profit (Loss)                                     219,140       312,320
                                                   ------------- -------------

Operating Expenses
  Business Development                                        -       155,130
  General & Administrative                              281,127       301,482
  Professional Fees                                     286,323       542,612
  Bad Debt                                              148,928        71,000
  Salaries & Benefits                                   653,096       873,361
  Valuation/Impairment Loss                                   -       888,658
                                                   ------------- -------------

    Total Operating Expenses                          1,369,474     2,832,243
                                                   ------------- -------------

Net Operating Income (Loss)                          (1,150,334)   (2,519,923)
                                                   ------------- -------------
Other Income(Expense)
  Loss on Sale of Assets                                      -       (14,839)
  Interest Expense                                      (36,144)      (11,572)
                                                   ------------- -------------

    Total Other Income(Expense)                         (36,144)      (26,411)
                                                   ------------- -------------

Net Income (Loss)                                  $ (1,186,478) $ (2,546,334)
                                                   ============= =============

Net Income (Loss) Per Share                        $      (0.02) $      (0.05)
                                                   ============= =============

Weighted Average Shares Outstanding                  68,924,152    51,529,119
                                                   ============= =============


      The accompanying notes are an integral part of these consolidated financial statements.

               View Systems, Inc. and Subsidiaries
    Consolidated Statements of Stockholders' Equity (Deficit)



                                                   Additional    Retained
                                Common Stock       Paid-in       Earnings
                              Shares     Amount    Capital       (Deficit)
                          ------------- ---------- ------------- -------------

Balance, December 31, 2002  44,598,620  $  44,598  $ 13,810,878  $(11,958,683)

January - March 2003 -
 shares issued for cash        676,999        677        85,873             -

January 2003 - shares
 issued for services           445,000        445        51,755             -

July - September 2003 -
 shares issued for cash      3,220,000      3,220       318,780             -

September 2003 - shares
 issued for payment of
 notes payable                 300,000        300        29,700             -

September 2003 - shares
 issued for services           500,000        500        59,500             -

September 2003 share
 issued to employees         1,600,000      1,600       190,400             -

September 2003 - shares
 issued for payment
 of notes payable           10,800,000     10,800       755,520             -

October 2003 - shares
 issued for services           190,000        190         9,310             -

Forgiveness of Debt by
 subsidiary-contribution             -          -       193,293             -

October-December 2003 -
 shares issued for cash        400,000        400        99,600             -

Net loss for the year
 ended December 31, 2003             -          -             -    (2,546,334)
                          ------------- ---------- ------------- -------------

Balance, December 31, 2003  62,730,619     62,730    15,604,609   (14,505,017)

Cancellation of shares        (100,000)      (100)       (4,900)            -

January - March 2004 -
 shares issued for cash        244,500        245        34,755             -

January - March 2004 -
 shares issued for services    932,000        932       203,048             -

April - June 2004 -
 shares issued for cash         84,333         84        11,916             -

April - June 2004 - shares
 issued for services           221,250        221        39,979             -

June 2004 - shares issued
 for payment of notes
 payable and accrued
 interest                    5,221,050      5,221       516,884             -

July - September 2004 -
 shares issued for cash        100,000        100        19,900             -

July - September 2004 -
 shares issued for services    781,600        782       108,642             -

September 2004 -  shares
 issued in settlement
 of litigation               2,000,000      2,000       178,000             -

October - December 2004 -
 shares issued for cash      1,066,750      1,067        89,833             -

December 2004 - shares
 issued for payment of
 notes payable and
 accrued interest            3,251,820      3,252       321,930             -

Cost of issuance of
 common stock                        -          -        (5,000)            -

Net loss for the year
 ended December 31, 2004             -          -             -    (1,186,478)
                          ------------- ---------- ------------- -------------

Balance, December 31, 2004  76,533,922  $  76,534  $ 17,119,596  $(15,691,495)
                          ============= ========== ============= =============


       The accompanying notes are an integral part of these consolidated financial statements.

               View Systems, Inc. and Subsidiaries
              Consolidated Statements of Cash Flows


                                                       For the Year Ended
                                                          December 31,
                                                  ---------------------------
                                                        2004        2003
                                                  ------------- -------------
                                                   (Restated)    (Restated)

Cash Flows from Operating Activities:
  Net Income (Loss)                               $ (1,186,478) $ (2,546,334)
  Adjustments to Reconcile Net Loss to Net Cash
   Provided by Operations:
     Depreciation & Amortization                        29,890        45,160
     Impairment of Assets                                    -       888,658
     (Gain) Loss on Disposal of Assets                       -        14,839
     Bad Debts                                         148,928        71,000
     Accrued interest paid with stock                   13,987             -
     Stock Issued for Services                         353,604       313,700
  Change in Operating Assets and Liabilities:
     (Increase) Decrease in:
     Accounts Receivable                               (32,182)     (143,376)
     Inventories                                        32,044       (21,916)
     Prepaid expenses                                        -          (655)
     Other Assets                                        2,500        (2,287)
     Increase (Decrease) in:
     Accounts Payable                                 (208,439)      211,747
     Accrued Expenses                                   (3,967)      157,895
                                                  ------------- -------------

  Net Cash Provided(Used) by Operating Activities     (850,113)   (1,011,569)

Cash Flows from Investing Activities:
  Advances (to)/ receipt from related party                  -        76,869
                                                  ------------- -------------

  Net Cash Provided (Used) by Investing Activities           -        76,869

Cash Flows from Financing Activities:
  Proceeds from debt financing                         933,800       817,820
  Proceeds from stock issuance                         157,900       508,550
  Proceeds from related party advances                 132,000         1,500
  Payments on related party advances                  (132,000)       (1,500)
  Cost of issuance of common stock                      (5,000)            -
  Principal Payments on Notes Payable                  (83,000)     (375,000)
                                                  ------------- -------------

  Net Cash Provided (Used) by Financing Activities   1,003,700       951,370
                                                  ------------- -------------
Increase (Decrease) in Cash                            153,587        16,670

Cash and Cash Equivalents at Beginning of Period        19,899         3,229
                                                  ------------- -------------

Cash and Cash Equivalents at End of Period        $    173,486  $     19,899
                                                  ============= =============

      The accompanying notes are an integral part of these consolidated financial statements.

               View Systems, Inc. and Subsidiaries
        Consolidated Statements of Cash Flows (Continued)


                                                       For the Year Ended
                                                          December 31,
                                                  ---------------------------
                                                        2004        2003
                                                  ------------- -------------
Cash Paid For:
  Interest                                        $     25,144  $        572
  Income Taxes                                    $          -  $          -

Non-Cash Investing and Financing Activities:
  Stock Issued in payment for Note Payable        $    833,300  $    796,320
  Stock issued in payment of accounts payable     $    200,000  $          -




      The accompanying notes are an integral part of these consolidated financial statements.

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2004 AND 2003

1.    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Operations
      --------------------

      View Systems, Inc. (the "Company") designs and develops computer software and hardware used in conjunction with surveillance capabilities. The digital video technology utilizes the compression and decompression of digital inputs. In March 2002, the Company acquired Milestone Technology, Inc., which developed a concealed weapons detection portal.

      Basis of Consolidation
      ----------------------

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Milestone Technology, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

      Cash and Cash Equivalents
      -------------------------

      The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

      Use of Estimates
      ----------------

      Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from the estimates that were used.

      Revenue Recognition
      -------------------

      The Company has three main products, namely the concealed weapons detection system, the visual first responder system and the Viewmaxx digital video system. In all cases revenue is considered earned when the product is shipped to the customer. The concealed weapons system and the digital video system each require installation and training. The customer can engage us for installation and training, which is a revenue source separate and apart from the sale of the product. In those cases revenue is recognized at the completion of the installation and training. However, the customer can also self install or can engage another firm to provide installation and training. Each product has an unconditional 30 day warranty, during which time the product can be returned for a complete refund. Prior to the issuance of financial statements management reviews any returns subsequent to the end of the accounting period which are from sales

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2004 AND 2003

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


recognized during the accounting period, and makes appropriate adjustments as necessary. Product prices are fixed or determinable and products are only shipped when collectibility is reasonably assured.

      Inventories
      -----------

      Inventories are stated at the lower of cost or market. Cost is determined by the last-in-first-out method (LIFO). All inventory as of December 31, 2003 consisted of finished goods.

      Property and Equipment
      ----------------------

      Property and equipment is recorded at cost and depreciated over their useful lives, using the straight-line and accelerated depreciation methods. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the results of operations. The useful lives of property and equipment for purposes of computing depreciation are as follows:

                  Equipment                     5-7 years
                  Software tools                  3 years

      Repairs and maintenance charges which do not increase the useful lives of assets are charged to operations as incurred. Depreciation expense for the years ended December 31, 2004 and 2003 amounted to $29,890 and $45,160, respectively.

      Goodwill
      --------

      Goodwill represents the excess of the cost of assets acquired in the business combinations accounted for under the purchase method of accounting over the fair value of the net assets acquired at the dates of acquisition. Prior to the adoption of SFAS Nos. 141 and 142, the excess purchase price was being amortized using the straight-line method over ten years. Effective January 1, 2002 goodwill will no longer be amortized but rather tested for impairment under the provision of SFAS No 142. As of December 31, 2003, goodwill was determined to be impaired and was written off.

      Licenses
      --------

      In connection with the acquisition on Milestone, the Company received various licenses to products developed by INEEL (Idaho National Engineering and Environmental Laboratory). Milestone transferred the licenses to View Systems, Inc., and in November 2003, two separate licenses were signed in the name of View Systems with Bechtel BWXT Idaho, LLC (BBWI).

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2004 AND 2003

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BBWI is the management and operating contractor of the INEEL under its Contract No. DE-AC07-99ID13727 ("M&O Contract") and has the authorization, right and ability to grant the license of the Agreement. The licenses allow View Systems to commercially develop, manufacture, use, sell and distribute processes and products embodying the U.S. Patent No. 6.150.810 "Method for Detecting the Presence of a Ferromagnetic Object Using Maximum and Minimum Magnetic Field Data", and U.S. Patent Application S/N 10/623,372, "Communication Systems, Camera Devices, and Communication Methods".

The valuation of these licenses consist of the cost of acquiring Milestone, ie the difference of the cost paid for the entity vs. the value of the underlying assets and liabilities which was determined to be $1,626,866. Consistent with SFAS No. 142, the license was analyzed to determine if any impairment existed at December 31, 2004. It was determined to not be impaired. Pursuant to SFAS No. 142, the license will not be amortized, rather the valuation of this intangible will reviewed periodically.

      Income Taxes
      ------------

      Deferred income taxes are recorded under the assets and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences, measured by enacted tax rates, attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. Valuation allowances are recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

      Research and Development
      ------------------------

      Research and development costs are expensed as incurred. Equipment and facilities acquired for research and development activities that have alternative future uses are capitalized and charged to expense over the estimated useful lives.

      Advertising
      ------------

      Advertising costs are charged to operations as incurred. Advertising costs for the years ended December 31, 2004 and 2003 were $10,214 and $21,264.

      Nonmonetary Transactions
      ------------------------

      Nonmonetary transactions are accounted for in accordance with Accounting Principles Board Opinion No. 29, "Accounting for Nonmonetary Transactions" which requires the transfer

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2004 AND 2003

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

or distribution of a nonmonetary asset or liability to be based generally, on the fair value of the asset or liability that is received or surrendered, whichever is more clearly evident.

      Financial Instruments
      ---------------------

      For most financial instruments, including cash, accounts receivable, accounts payable and accruals, management believes that the carrying amount approximates fair value, as the majority of these instruments are short-term in nature.

      Net Loss Per Common Share
      -------------------------

      Basic net loss per common share is computed by dividing net loss available to common stockholder by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants. The calculation of the net loss per share available to common stockholders for the years ended December 31, 2004 and 2003 does not include potential shares of common stock equivalents, as their impact would be antidilutive.

2.    GOING CONCERN

      The Company has incurred and continues to incur, losses from operations. For the years ended December 31, 2004 and 2003, the Company incurred net losses of $1,186,478 and $2,546,334, respectively. During 2004 and 2003, the Company implemented a strategy to reduce its cash used in operating activities which included reductions in personnel and facilities expense. Additionally, the Company has increased the efficiency of its processes and focused its development efforts on products with greater sales potential.

      To date, the Company has financed its operations primarily through private financing. Additionally, the Company is in default on its debt obligations. It is management's intention to finance 2005 operations through an additional equity financing. There can be no assurance, however, that this financing will be successful and the Company may be required to further reduce expenses and scale back operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

3.    NEW ACCOUNTING PRONOUNCEMENTS

      Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure-an Amendment of FASB Statement No. 123, effective

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2004 AND 2003

3.     NEW ACCOUNTING PRONOUNCEMENTS (Continued)

for fiscal years ending after December 15, 2002. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148, did not have a material impact on the Company's financial position or results of operations.

In December 2004, FASB issued a revision to SFAS 123 "Share-Based Payment". This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. The Company does not believe adoption of this revision will have a material impact on the Company's consolidated financial statements.

      In December 2004, FASB issued SFAS 153 "Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company does not believe adoption of SFAS 153 will have any impact on the Company's consolidated financial statements

      In December 2004, FASB issued SFAS 152 "Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67". This Statement amends

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2004 AND 2003

3.    NEW ACCOUNTING PRONOUNCEMENTS (Continued)

      FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The Company does not believe adoption of SFAS 152 will have any impact on the Company's consolidated financial statements.

      In November 2004, the FASB issued SFAS 151 "Inventory Costs-an amendment of ARB No. 43". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges. . . ."  This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe adoption of SFAS 151 will have any impact on the Company's consolidated financial statements.

      In December 2003, FASB issued a revision to SFAS 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits-an amendment of FASB Statements No. 87, 88, and 106". This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. This Statement retains the disclosure requirements contained in FASB Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which it replaces. It requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required information should be provided separately for pension plans and for other postretirement benefit plans. The Company does not believe adoption of this revision will have a material impact on the Company's consolidated financial statements.

      In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with characteristics of both Liabilities and Equity." This new statement changes the accounting

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2004 AND 2003

3.    NEW ACCOUNTING PRONOUNCEMENTS (Continued)

for certain financial instruments that, under previous guidance, issuers could account for as equity or classifications between liabilities and equity in a section that has been know as "mezzanine capital." It requires that those certain instruments be classified as liabilities in balance sheets. Most of the guidance in SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003. The adoption of SFAS 150 did not have any impact on the Company's consolidated financial statements.

      In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003, with certain exceptions. The adoption of SFAS 149 did not have any effect on the Company's consolidated financial statements.

      In January 2003, the FASB issued Interpretation 46, "Consolidation of Variable Interest Entities" (FIN 46), which addresses consolidation by business enterprises of variable interest entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the Characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company has not identified and does not expect to identify any variable interest entities that must be consolidated.

4.    BUSINESS COMBINATION

      The Company purchased 100% of the common stock of Milestone Technology, Inc., effective March 25, 2002. The purchase was accomplished in two transactions. The Company acquired 6% of Milestone in December 2001 in exchange for 500,000 shares of the Company's common stock. In March 2002, the Company acquired the remaining 94% of Milestone for 3,300,000 share of the Company's common stock. Based on the market value of the Company's common stock ($0.55 per share in December and $0.31 per share in March) the total cost of the acquisition was $1,298,000.
      Milestone Technology, Inc., is a developer of concealed weapons detections systems. Its primary product is a walk-through detector that uses advanced magnetic technology to accurately

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2004 AND 2003

4.    BUSINESS COMBINATION  (Continued)

pinpoint the location, size, and numbers of concealed weapons. Prior to its acquisition, Milestone Technology, Inc., was considered to be a development stage enterprise.

5.    DUE FROM AFFILIATED ENTITIES (Restated)

      The Company has advanced non-interest bearing funds of $98,458 as of December 31, 2004 and 2003 to a related corporation, View Technologies, Inc., which is controlled by the Chief Executive Officer of the Company. There are no formal repayment terms associated with this advance. The two companies enter into various transactions throughout the year to provide working capital to one another when necessary.


6. NOTES PAYABLE (Restated)

      Notes payable as of December 31, 2004 consist of the following:

      Note payable - due to an individual, non-interest bearing
                  due on demand                                      9,500

      Note payable - due to an individual, non-interest bearing
                  due on demand                                      3,000

      Note payable - due to an individual, non-interest bearing
                  due on demand                                     11,000

      Note payable - due to an individual, non-interest bearing,
                  due on demand.                                    15,000

      Notes payable - due former stockholder of Zyros Technology,
                  due on demand, interest at 10% per annum.        110,000
                                                                 ---------

                  Total Notes Payable                            $ 148,500
                                                                 =========

      The notes payable due former stockholders of Xyros Technology, which was acquired by the Company in 1999 was due December 31, 1999 but the Company has negotiated to repay the loan as cash flow permits.

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2004 AND 2003


7.    INCOME TAXES

      The components of the net deferred tax asset and liability as of December 31, 2004 are as follows:

      Effect of net operating loss carryforward      $          6,118,178
      Less evaluation allowance                                (6,118,178)
                                                     ---------------------
             Net deferred tax asset (liability)      $                  -
                                                     =====================

8.    OPERATING LEASE

      The Company leases office and warehouse space in Baltimore, Maryland under a five-year noncancellable operating lease, expiring August 2005. Base rent is $2,260 per month with an annual rent escalator of 3%. Rent expense was $52,900 and $61,047 for the years ended December 31, 2004 and 2003, respectively.

      The following is a schedule by year, of approximate future minimum lease payments required under this lease:

      Year ending December 31:
            2005                                                   19,964
            2006 and Thereafter                                         -
                                                            --------------
      Total minimum future rental payments                  $      19,964
                                                            ==============

9.    STOCK BASED COMPENSATION

      During the years ended December 31, 2004 and 2003 the Company granted restricted stock, incentive stock options, nonqualified stock options, and warrants to employees, officers, and independent contractors and consultants.

      Restricted Stock Grants
      ------------------------

      The Company's Board of Directors and stockholders have approved a restricted share plan under which shares of the Company's common stock will be granted to employees, officers and directors at the discretion of the Board of Directors. During 2004 and 2003, the Company issued the following shares under this Plan and additional shares at the discretion of the Board of
Directors:

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2004 AND 2003

9.    STOCK BASED COMPENSATION(Continued)

      Stock Options and Warrants
      ---------------------------

                                          2004               2003
                                ----------------------- ---------------------
                                Number      Expense     Number    Expense
                                of Shares   Recognized  of Shares Recognized
                                ----------- ----------- --------- -----------
Officers and employees             702,000  $  144,480  1,690,000 $  196,500
Independent contractors and
 consultants                     1,502,850     209,124  1,035,000    117,200
                                ----------- ----------- --------- -----------
Total                            2,204,850  $  353,604  2,725,000 $  313,700
                                =========== =========== ========= ===========

      Officers' and employees' compensation was based on the fair market value of the common stock issued on the date of grant less a discount of 10% due to the restricted nature of the grant. Independent contractors and consultants expense was based on the estimated value of services rendered.

      The Company adopted the 1999 Stock Option Plan during the year ended December 31, 1999. The Plan reserves 4,500,000 shares of the Company's unissued common stock for options. Options, which may be tax qualified and non-qualified, are exercisable for a period of up to ten years at prices at or above market price as established on the date of the grant.

      A summary of the Company's common stock option activity and related information for the years ended December 31, 2004 and 2003 is as follows:

                                                     2003
                                     ----------------------------------------
                                                   Weighted
                                     Common        Average      Range of
                                     Stock         Exercise     Exercise
                                     Options       Price        Price
                                     ------------- ------------ -------------
     Outstanding at beginning of year     107,690  $      1.63  $ .01 - 2.07
     Granted                                    -            -             -
     Exercised                                  -            -             -
     Expired/Cancelled                          -            -             -
                                     ------------- ------------ -------------
     Outstanding at end of year           107,690  $      1.63  $ .01 - 2.07
                                     ============= ============ =============


                                                     2004
                                     ----------------------------------------
                                                   Weighted
                                     Common        Average      Range of
                                     Stock         Exercise     Exercise
                                     Options       Price        Price
                                     ------------- ------------ -------------
     Outstanding at beginning of year     107,690  $      1.63  $ .01 - 2.07
     Granted                                    -            -             -
     Exercised                                  -            -             -
     Expired/Cancelled                          -            -             -
                                     ------------- ------------ -------------
     Outstanding at end of year           107,690  $      1.63  $ .01 - 2.07
                                     ============= ============ =============

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2004 AND 2003


9.    STOCK BASED COMPENSATION (Continued)

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), but applies Accounting Principle Board Opinion No. 25 and related interpretations. There were no stock options granted during the years ended December 31, 2004 and 2003.

10.   LITIGATION

      On May 8, 2003, the Company filed a complaint against two former officers and shareholders of Milestone Technology, Inc., related to the ownership of the Concealed Weapons Detection System. In July 2003, the complaint was settled and the Company agreed to pay $375,000 including attorney fees of $50,000. The liability is recorded in accounts payable at December 31, 2003. The settlement also called for the cancellation of 1,050,000 shares issued to one of the principals of Milestone. Other legal actions are in the normal course of business.

11.   RELATED PARTY TRANSACTIONS

      In order for the Company to meet it's financial obligations, the Company's president Gunther Than, loans the Company funds on occasion and is repaid when funds are available. During 2004 and 2003 Mr. Than advanced the Company a total of $132,000 and $1,500, respectively. Amounts paid back to Mr. Than in 2004 and 2003 totaled $132,000 and $1,500, respectively, leaving balances due as of December 31, 2004 and 2003 of $0.

12.   RESTATEMENT OF FINANCIAL STATEMENTS

      Pursuant to a regulatory review, the financial statements for the year ended December 31, 2004 and 2003 have been restated. During 2004, the Company's President loaned funds to the Company to meet it's financial needs, however, a payment back to Mr. Than was incorrectly recorded as a loan receivable to Mr. Than, leaving a receivable and payable in the same amount. This officer receivable has been offset against accounts payable, and notes payable wherein combined, Mr. Than had an identical balance. The restatement caused a decrease in "Loans to Shareholder" of $66,500, leaving a $0 balance, and caused a decrease in accounts payable of $66,000, and a decrease in Notes payable of $500. The restatement also required a change to the cashflow statement by removing funds paid to a shareholder and applied this change to the accounts payable section. The financing section was also edited to include the gross amounts loaned to the Company an paid back by Mr. Than for the years 2004 and 2003.

      The statement of operations for the year ended December 31, 2004 and 2003 was restated for presentation reclassifications. Bad Debt expense in 2004 and 2003 of $148,928 and $71,000, respectively, and Impairment losses in 2003 of $888,658 were moved from other income and

                        VIEW SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 2004 AND 2003

12.   RESTATEMENT OF FINANCIAL STATEMENTS (Continued)

expense to operating expenses. The effect was a decrease in operating losses of $148,928 and $959,658 for 2004 and 2003, respectively. There was no change to Net Income for either year.

            __________

We have  not authorized any dealer,
salesman  or  any  other  person to
give any information or to make any
representations  not  contained  in                    _________________
this prospectus.    Any information
or  representation not contained in                       PROSPECTUS
this  prospectus must not be relied
upon as  having been authorized  by                    _________________
View Systems.


            __________

        TABLE OF CONTENTS

Prospectus Summary................3
Risk Factors......................4
Use of Proceeds...................7
Market for Common Equity..........7             VIEW SYSTEMS, INC.
Description of Business...........9
Property.........................17
Legal Proceedings................17
Management's Discussion and
 Analysis........................18            9,439,999 Common Shares
Management.......................24
Certain Related Transactions.....25
Principal Stockholders...........26
Description of Securities........27
Selling Stockholders.............27
Plan of Distribution.............31
Other Information................32
 Interest of Named Experts
   and Counsel...................32
 SEC's Position on
   Indemnification for
   Securities Act Liability......32                February , 2006
 Additional Information..........33
Changes In and Disagreements
 With Accountants................33
Financial Statements.............33

                             PART II

      ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses to be paid for by View Systems in
connection with the sale of the shares.   We will pay all the costs of
this offering, with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares. All the amounts shown include estimates of future expenses, except for the registration fee:

Securities and Exchange Commission registration fee............ ..$   139.39
Printing expenses...................................................    200.00
Legal fees and expenses............................................. 10,000.00
Accounting fees and expenses........................................  5,000.00
Transfer agent and registrar fees and expenses......................  1,000.00
Miscellaneous.......................................................    200.00
         Total..................................................... $16,539.39


        ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES

The following discussion describes all securities sold without registration by View Systems during the past three years.

 On December 29, 2005, we issued 85,000 shares to Jennifer Seymour for $12,750, we issued 120,000 shares to Tim Clark for $18,000 and we issued 85,000 shares to John V. Addeo, Sr. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On November 23, 2005, we issued 100,000 shares to Mark Mintz for $15,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On November 17, 2005, we issued 70,000 shares to Doug Coombs for $10,500. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On November 2, 2005, we issued 85,000 shares to Michael Paduano for $12,750 and 175,000 shares to David Hume for $26,250. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On October 4, 2005, we issued an aggregate of 2,390,000 common shares to three
investors for conversion of debt totaling approximately $240,000.   We
issued 1,195,000 shares valued at approximately $120,000 to YT2K, Inc. and 597,500 shares valued at $60,000 each to Starr Consulting, Inc. and Power Network, Inc. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On  October 4, 2005,  we issued 1,210,000 shares to MBA Investors, Inc.
in consideration for corporate development consulting services valued at approximately $120,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On September 19, 2005, we issued 60,000 shares to Charles Nelson for services rendered to us. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On August 22, 2005, we issued 50,000 shares to Cheryl Stamp for $10,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities

Act.

On August 3, 2005 we issued 90,000 shares to William Jordan in consideration for services rendered to us. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On July 27, 2005, we issued 100,000 shares to Will Stamp for $10,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On July 18, 2005, we issued 200,000 shares to Jeffrey McIntosh for $10,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On June 21, 2005, we issued 522,000 shares of common stock to Martin J. Maassen for advances to the company of $52,000. We issued 230,000 shares of common stock to Michael L. Bagnoli for direct investments to the company of $11,000 and director services rendered to the company. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On June 15, 2005, we issued 7,171,725 shares of Series A Preferred Stock to Gunther Than in consideration for conversion of notes payable of $48,000
and services rendered to the company valued at $23,717.   We relied on an
exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On May 11, 2005, we issued 200,000 shares of common stock to Jeffrey B. McIntosh for $10,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On May 3, 2005, we issued 2,000,000 shares of common stock to  Scott Clark
for $100,000.   We relied on an exemption from registration for a private
transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On April 15, 2005, we issued 600,000 shares of common stock to Gunther Than as required by his employment agreement. These shares were valued at approximately $60,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On  April 7, 2005, we issued 1,200,000 shares of common stock to Gunther
Than in consideration for his salary for the 2004 year. These shares were valued at approximately $120,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by
Section 4(2) of the Securities Act.

On April 6, 2005, we issued 87,500 shares of common stock to William H. Zuhone for $7,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On March 10, 2005, we issued 25,000 shares of common stock to Calvin McCohm for $2,500 cash. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On March 9, 2005, we issued 200,000 shares of common stock to Liem Nguyen in consideration for a final and full release of his interest in the
Milestone technology.   We relied on an exemption from registration for a
private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On February 16, 2005, we issued 51,000 common shares to Will Stamp for $5,100. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On February 10, 2005, we issued 30,000 common shares to H.J. Lurie for $3,000 cash. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On January 10, 2005, we issued 128,000 common shares to Charles G. Davis III to convert a debt for accounting services valued at $19,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On January 4, 2005, we issued an aggregate of 275,000 common shares to three purchasers for $27,500. We issued 100,000 shares to Lex Dalton, 25,000 shares to Calvin L. McCollum and 150,000 shares to William Stamp. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On December 6, 2004, we issued an aggregate of 3,251,820 common shares to convert debt of $325,182. We issued 851,000 shares to Compass Equity Partners, 1,151,000 to Niki Group, and 1,249,820 to First Equity Holdings Corp. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On December 1, 2004, we issued 400,000 common shares to Robert T.
Williamson for $100,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On November 4, 2004, we issued an aggregate of 160,000 common shares to three purchasers for $16,000. We issued 100,000 shares to Lex Dalton, 20,000 shares to Maxwell G. Levy and 40,000 shares to Duane R. Anderson. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On October 12, 2004, we issued 160,000 common shares to Martin J. Maassen for $12,500. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On October 12, 2004, we issued an aggregate of 571,750 common shares to five purchasers for $45,740. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On July 9, 2004, we issued an aggregate of 805,600 common shares to four purchasers for $20,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On June 21, 2004, we issued an aggregate of 5,221,050 common shares to convert notes payable with accrued interest totaling $522,105. We issued 1,246,440 shares to Compass Equity Partners, 3,039,000 shares to Niki Group and 935,610 shares to First Equity Holdings Corp. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On June 3, 2004, we issued an aggregate of 160,000 shares in consideration for
services valued at $30,400.   We issued 100,000 shares to Barry S. Feldman and
60,000 shares to Liem Nguyen We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On May 11, 2004, we issued 31,250 common shares valued at approximately $5,000 to InCap Group, Inc. in consideration for services. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

In February and March of 2004 we issued an aggregate of 902,000 common shares in consideration for services rendered or as compensation pursuant to employment agreements. We issued 100,000 shares valued at approximately $26,000 to Paul Scaccio; 100,000 shares valued at approximately $26,000 to Barry S. Feldman; 102,000 shares valued at approximately $24,480 to David Johansen; and 600,000 shares valued at approximately $120,000 to Gunther Than. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

During the six month period ended June 30, 2004, we issued an aggregate of 334,833 shares to five investors for $47,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

On October 14, 2003, we issued an aggregate of 290,000 common shares in consideration for services rendered under employment agreements. We issued 100,000 shares valued at approximately $5,000 to Ruediger Klose; 100,000 shares to Lawrence Seiler valued at approximately $5,000; and 90,000 shares valued at approximately $4,500 to Charlotte DeLoof. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

In September 2003 we issued an aggregate of 2,100,000 common shares for services rendered. We issued 1,150,000 common shares valued at approximately $138,000 to Gunther Than in consideration for services rendered to the company. We issued 500,000 shares valued at approximately $60,000 to Daniel
W. Jackson for legal services. We issued 200,000 shares valued at approximately $24,000 to William D. Smith for consulting services rendered to the company. We issued 250,000 shares valued at approximately $30,000 to Barry S. Feldman for services rendered to the company. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

Starting in August 2003 we conducted a Regulation D, Rule 505 offering for an aggregate offering amount of $1,500,000. We issued 12,300,000 common shares for a combination of cash and conversion of debt valued at approximately $1,230,000. We relied on an exemption from the registration requirements of the Securities Act of 1933 for a limited offering provided by Section 3(b) and Regulation D.

In January through March of 2003 we sold an aggregate of 676,999 common shares to six purchasers for $86,550. We relied on an exemption from registration for a private transaction not involving a public distribution provided by
Section 4(2) of the Securities Act.

In December 2002 we issued 3,300,000 common shares to Milestone Technology, Inc. in a stock-for-stock exchange for the remaining 94% interest of Milestone Technology. The exchange was valued at approximately $1,023,000. We relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

In each private transaction we believe each purchaser either had unrestricted access to detailed material information regarding our operations due to personal relationships with us or each purchaser was provided the same kind of information regarding our operations as would be available in a registration statement. We believe each possessed sufficient sophistication to evaluate the information provided and each was able to bear the economic risk of the purchase. Also, we believe each purchaser:
..   was aware that the securities had not been registered under federal securities laws;
..   acquired the securities for his/her/its own account for investment purposes of the federal securities laws;
..   understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition; and,
..   was aware that the certificate representing the securities would bear a legend restricting its transfer.
We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the


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


sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.



                        ITEM 27: EXHIBITS

No.      Description
----     ------------

3.1 Articles of Incorporation of View Systems, as amended (Incorporated by reference to exhibit 3.1 to Form 10-QSB, filed November 14, 2003)
3.2      By-Laws of View Systems (Incorporated by reference to exhibit 3.2 to
         Form 10-QSB, filed November 14,   2003)
4.1 View Systems, Inc. 2005(b) Professional/Consultant Compensation Plan, dated November 7, 2005 (Incorporated by reference to exhibit 4.1 to Form S-8 filed November 8, 2005)
4.2 Subscription Agreement between View Systems, Inc. and Starr Consulting, Inc., Active Stealth, LLC, and KCS Referral Service LLC, dated December 23, 2005 (Incorporated by reference to exhibit 4.1 of Form 8-K, filed January 6, 2006)
5.1      Opinion of Cindy Shy, P.C. (To be filed by amendment)
10.1 View Systems, Inc. 1999 Stock Option Plan (Incorporated by reference to exhibit 10.16 to Form SB-2 filed January 11, 2000)
10.2 Employment agreement between View Systems and Gunther Than, dated January 1, 2003 (Incorporated by reference to exhibit 10.3 for Form 10-KSB, filed April 14, 2004)
10.3 Lease agreement between View Systems and MIE Properties, Inc., dated August 3, 2005 (Incorporated by reference to exhibit 10.2 to Form 10-QSB, filed November 10, 2005)
10.4 Consulting Agreement between View Systems and Business Development Corporation, dated December 27, 2005.
10.5     Engagement between View Systems and John F. Alexander, dated October
         6, 2005
21.1 Subsidiaries (Incorporated by reference to exhibit 21.1 for Form 10-KSB, filed March 31, 2003)
23.1     Consent of Chisholm, Bierwolf, Nilson, LLC
23.2     Consent of Cindy Shy, P.C.
99.1     Release of warrants by Subscribers, dated January 6, 2006


                      ITEM 28:  UNDERTAKINGS

Pursuant to Rule 415 of the Securities Act of 1933, the undersigned registrant hereby undertakes to:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which will include any prospectus required by Section 10(a)(3) of the Securities Act; reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and include any additional or changed material information on the plan of distribution;
(2) for the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and
(3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter);
(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
(4) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                            SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Baltimore, State of Maryland, on January 31, 2006.



                          VIEW SYSTEMS, INC.


                          /s/ Gunther Than
                      By: ______________________________________________
                          Gunther Than
                          Chief Executive Officer and Treasurer


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                           /s/ Gunther Than
Date: January 31, 2006    _________________________________________________
                          Gunther Than
                          Chief Executive Officer, Principal Financial and
                          Accounting Officer, Treasurer and Director

                           /s/ Michael L. Bagnoli
Date: January 31, 2006    _________________________________________________
                          Michael L. Bagnoli
                          Secretary and Director


                          /s/ Martin J. Maassen
Date: January 31, 2006    _________________________________________________
                          Martin J. Maassen
                          Director